EXHIBIT 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

dated as of April 1, 2016

by and among

GENTHERM INCORPORATED,

Cincinnati Sub-Zero Products, llc,

CSZ Holdings, INC.,

THE LEONARD BERKE Q-TIP TRUST,

THE LEONARD BERKE EXEMPT Q-TIP TRUST,

THE LEONARD BERKE CREDIT SHELTER TRUST,

CINCINNATI SUB-ZERO TRUST F/B/O STEVEN BERKE DTD 5/20/1999

and

STEVEN J. BERKE

TABLE OF CONTENTS

SCHEDULES		iii

ARTICLE I. PURCHASE AND SALE		2

1.1	Purchase and Sale	2
1.2	Purchase Price	2
1.3	Estimated Net Working Capital	3
1.4	Third Party Obligations	4
1.5	Distribution of Assets	5
1.6	Post-Closing Purchase Price Adjustment	6
1.7	Withholding Taxes	9

ARTICLE II. CLOSING		9

2.1	Time and Place of Closing	9
2.2	Deliveries by Seller Rep, the Company, Seller and/or the Shareholders	9
2.3	Deliveries by Buyer	11

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY, SELLER AND THE SHAREHOLDERS		11

3.1	Organization; Power	11
3.2	Capitalization	12
3.3	Subsidiaries	12
3.4	Authority Relative to this Agreement; Solvency	13
3.5	Consents and Approvals; No Violations	13
3.6	Financial Statements	14
3.7	No Undisclosed Liabilities	15
3.8	Absence of Certain Changes	15
3.9	Contracts	16
3.10	Compliance	18
3.11	Litigation	20
3.12	Environmental Matters	21
3.13	Taxes	22
3.14	Employee Matters	24
3.15	Employee Benefit Plans	26
3.16	Privacy Matters	28
3.17	Title to Properties	28
3.18	Real Property	28
3.19	Tangible Assets	29
3.20	Proprietary Rights	29
3.21	Vendors and Customers	31
3.22	Accounts Receivable	31
3.23	Inventory	32
3.24	Warranties and Product Liabilities	32
3.25	Related Party Transactions	32
3.26	Insurance	33
3.27	Brokers and Finders	33
3.28	Completeness of Disclosure	33

i

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF BUYER		34

4.1	Organization; Power	34
4.2	Authority Relative to this Agreement	34
4.3	Consents and Approvals; No Violations	34

ARTICLE V. COVENANTS OF THE PARTIES		34

5.1	Access to Information; Reporting	34
5.2	Filings; Cooperation; Information	34
5.3	Further Assurances	35
5.4	Confidentiality	35
5.5	Covenant Not to Compete	35
5.6	Release	36
5.7	Transfer Taxes	36
5.8	Tax Matters	37
5.9	Self Insured Health Plan	39
5.10	Seller Rep	39

ARTICLE VI. INDEMNIFICATION		40

6.1	Indemnification by Seller and the Shareholders	40
6.2	Indemnification by Buyer	41
6.3	Defense of Third Party Claims	41
6.4	Limitation of Liability	43
6.5	Survival	44
6.6	No Circular Recovery	44
6.7	Tax Treatment of Indemnification Payments	44

ARTICLE VII. MISCELLANEOUS PROVISIONS		45

7.1	Interpretation	45
7.2	Amendment and Modification	45
7.3	Extension; Waiver	45
7.4	Entire Agreement; Assignment	45
7.5	Severability	46
7.6	Notices	46
7.7	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	46
7.8	Publicity	47
7.9	Expenses	47
7.10	Specific Performance	47
7.11	Parties	47
7.12	Execution	47

SCHEDULES

Schedule 1.3	-	Net Working Capital Methodology
Schedule 1.4(a)	-	Deferred Purchase Amounts Excluded from Closing Indebtedness
Schedule 1.5(a)	-	Description of Related Party Receivables
Schedule 1.5(b)	-	Other Excluded Assets
Schedule 3.1(a)	-	Company Foreign Qualifications and List of Locations
Schedule 3.5	-	Required Consents and Approvals
Schedule 3.6(a)	-	Financial Statements
Schedule 3.7	-	Undisclosed Liabilities
Schedule 3.8	-	Certain Recent Changes
Schedule 3.9(a)	-	Material Contracts
Schedule 3.9(b)	-	Material Contract Exceptions
Schedule 3.10(a)	-	Compliance with Law Exceptions
Schedule 3.10(b)	-	Governmental Authorizations
Schedule 3.11	-	Litigation
Schedule 3.12	-	Environmental Exceptions
Schedule 3.13	-	Tax Exceptions
Schedule 3.13(f)	-	Tax Jurisdictions
Schedule 3.14	-	Employee Matters
Schedule 3.15(a)	-	Benefit Plans
Schedule 3.17	-	Title Exceptions
Schedule 3.18(a)(i)	-	Currently Leased Real Property
Schedule 3.18(a)(ii)	-	Recently Lease Real Property
Schedule 3.18(f)	-	Related Party Real Property Encumbrances
Schedule 3.20(b)	-	Proprietary Rights
Schedule 3.20(c)	-	Licenses
Schedule 3.21(a)	-	Material Vendors and Customers
Schedule 3.21(c)	-	Relationships with Vendors and Customers
Schedule 3.23(a)	-	Inventory Exceptions
Schedule 3.23(b)	-	Inventory Locations
Schedule 3.24	-	Warranties and Product Liabilities
Schedule 3.25	-	Related Party Transactions and Obligations
Schedule 3.26(a)	-	Insurance Coverage
Schedule 3.26(b)	-	Insurance Claims
Schedule 6.1	-	Indemnification Items

DEFINED TERMS

Acquisition or Divestiture Agreements	Section 3.9(a)(xii)
Additional Taxes	Section 5.8(g)
Adjustment Statement	Section 1.6(a)
Affiliate	Section 1.4(a)
Agreement	Preamble
Benefit Plan	Section 3.15(a)
Berke	Preamble
Berke L.P.	Section 2.2(d)
Business	Recital A
Business Day	Section 1.6(c)
Buyer	Preamble
Buyer Indemnified Parties	Section 6.1
Buyer Information	Section 5.4
Cap	Section 6.4(b)
Capital Lease	Section 1.4(a)
Cash On Hand	Section 1.3(a)
Cash Requirements	Section 1.5
Closing	Section 2.1
Closing Amounts	Section 1.6(a)
Closing Date	Section 2.1
Closing Indebtedness	Section 1.4(a)
Closing Indebtedness Notice	Section 1.4(a)
Closing Payment	Section 1.2(b)(i)
COBRA	Section 3.15(e)
Code	Section 3.13(h)
Company	Preamble
Company Systems	Section 3.20(g)
Company’s knowledge	Article III
Consent	Section 3.5(b)
Contribution	Recital B
Contribution Agreement	Recital B
Contribution Date	Recital B
Conversion Date	Recital D
CSZ German Subsidiary	Section 1.3(a)
Deductible	Section 6.4(a)
Employees	Section 3.14(a)
Employment Laws	Section 3.14(d)
Encumbrance	Section 1.1
Environmental Laws	Section 3.12
ERISA	Section 3.15(a)
Escrow Agent	Section 1.2(b)(ii)
Escrow Agreement	Section 2.2(b)

Escrow Amount	Section 1.2(b)(ii)
Estimated Cash On Hand	Section 1.3(a)
Estimated Net Working Capital	Section 1.3(a)
Estimated Net Working Capital Negative Adjustment	Section 1.3(b)
Estimated Net Working Capital Positive Adjustment	Section 1.3(b)
Excess Claims Insurance	Section 5.9
Excluded Assets	Section 1.5
FCPA	Section 3.10(f)
FD&C Act	Section 3.5(d)
FDA	Section 3.5(b)
Final Cash Negative Adjustment	Section 1.6(c)(iii)
Final Cash On Hand	Section 1.6(c)(i)
Final Cash Positive Adjustment	Section 1.6(c)(iii)
Final Net Working Capital	Section 1.6(c)(i)
Final Net Working Capital Negative Adjustment	Section 1.6(c)(ii)
Final Net Working Capital Positive Adjustment	Section 1.6(c)(ii)
Final Purchase Price Adjustment	Section 1.6(c)(iv)
Financial Statements	Section 3.6(a)
Food and Drug Laws	Section 3.5(d)
GAAP	Section 1.3(a)
Governmental Authorizations	Section 3.10(b)
Governmental Entity	Section 3.5(b)
Gross-Up Amount	Section 5.8(g)
Hazardous Materials	Section 3.12
Health Care Laws	Section 3.5(d)
Indemnified Claim	Section 6.3(a)
Indemnified Party	Section 6.3(a)
Indemnitor	Section 6.3(a)
Independent Accounting Firm	Section 1.6(b)
Independent Contractor	Section 3.9(a)(iv)
Insurance Policies	Section 3.26(a)
Law	Section 3.5(d)
LB Q-TIP	Preamble
LB Shelter	Preamble
LB Trusts	Preamble
Leased Real Property	Section 3.18(a)
Liability	Section 3.7
Long Receivables	Section 1.6(a)
Long Receivables Excess	Section 1.6(c)(v)
Loss or Losses	Section 6.1
LP Exempt Q-TIP	Preamble
Material Adverse Effect	Section 3.8
Material Contract	Section 3.9(a)
Material Customer	Section 3.21(a)

v

Material Vendor	Section 3.21(a)
Membership Interests	Recital E
Most Recent Balance Sheet	Section 3.6(a)
Net Working Capital	Section 1.3(a)
Net Working Capital Target	Section 1.3(b)
New CSZ	Preamble
Obligation	Section 3.5(c)
Operating Agreement	Section 2.2(h)
Organizational Documents	Section 3.1
OSHA	Section 3.5(b)
Ownership Interest	Section 3.2
Parties	Preamble
Party	Preamble
Person	Section 1.4(a)
Personal Information	Section 3.16
Pre-Conversion Entity	Recital B
Preliminary Statement	Section 1.3(a)
Proceeding	Section 3.11(a)
Proprietary Rights	Section 3.20(a)
Purchase Price	Section 1.2
Purchase Price Allocation	Section 5.8(f)
Real Estate Purchase Agreement	Section 2.2(d)
Receivables	Section 3.22
Related Party Accrued Obligations	Section 3.25
Related Party Real Property	Section 2.2(d)
Related Party Receivables	Section 1.5
Released Claim	Section 5.6
Releasees	Section 5.6
Releasors	Section 5.6
Relevant Group	Section 5.8(a)
Reported Closing Indebtedness	Section 1.4(a)
Reported Third Party Obligations	Section 1.2(b)(iii)
Reported Transaction Expenses	Section 1.4(b)
Representation Survival Date	Section 6.5(a)
Representative	Section 1.6(b)
Response Period	Section 1.6(a)
Restricted Business	Section 5.5(a)(i)
Returns	Section 3.13(a)
Seller	Preamble
Seller Rep	Section 5.10(a)
Seller’s Proposed Calculations	Section 1.6(a)
Sellers’ Claims Liability	Section 5.9
Shareholders	Preamble
SJ Berke Trust	Preamble

SJB Shareholders	Preamble
Software	Section 3.20(a)
Special Representations and Warranties	Section 6.4(c)
Straddle Period	Section 5.8(b)
Subsidiary	Section 3.3
Tax or Taxes	Section 3.13(a)
Tax Representations and Warranties	Section 6.4(d)
Tax Statement	Section 5.8(g)
Third Party Manufacturer	Section 3.10(f)
Total Tax Gross-Up	Section 5.8(g)
Transaction Documents	Section 2.2(h)
Transaction Expenses	Section 1.4(b)
Transaction Expenses Notice	Section 1.4(b)
Transactions	Section 1.4(b)
Transfer Taxes	Section 5.7
Uncollected Long Receivables	Section 1.6(c)(v)
Wire Instructions	Section 1.2(b)(i)

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of April 1, 2016, is made by and among Gentherm Incorporated, a Michigan corporation (“Buyer”), Cincinnati Sub-Zero Products, LLC, an Ohio limited liability company (formerly known as, and successor by conversion to, the Pre-Conversion Entity (as defined in Recital B)) (“New CSZ” and, together with the Pre-Conversion Entity, the “Company”), CSZ Holdings, Inc., an Ohio corporation (“Seller”), and each of the shareholders of Seller, namely the Leonard Berke Q-TIP Trust (“LB Q-TIP”), the Leonard Berke Exempt Q-Tip Trust (“LB Exempt Q-TIP”), the Leonard Berke Credit Shelter Trust (“LB Shelter” and, together with LB Q-TIP and LB Exempt Q-TIP, collectively the “LB Trusts”), Cincinnati Sub-Zero Trust f/b/o Steven Berke dtd 5/20/1999 (the “SJ Berke Trust”) and Steven J. Berke (“Berke” and, together with the SJ Berke Trust, the “SJB Shareholders”).  The LB Trusts and the SJB Shareholders are referred to herein, collectively, as the “Shareholders”).  Each of Buyer, the Company, Seller and each Shareholder may be referred to in this Agreement as a “Party” and collectively as the “Parties”.

Recitals

A.The Company is engaged in the business of (i) designing, manufacturing and selling environmental test chambers, (ii) designing, manufacturing and selling medical warming and cooling products, and (iii) providing contract test chamber services (collectively, the “Business”).

B.On March 7, 2016 (the “Contribution Date”), the Shareholders and Seller entered into a Contribution Agreement (the “Contribution Agreement”) pursuant to which the Shareholders transferred and contributed to Seller all of the issued and outstanding shares of Cincinnati Sub-Zero Products, Inc., an Ohio corporation (the “Pre-Conversion Entity”) in exchange for a like number of shares of the common stock of Seller (the “Contribution”), and Seller further agreed to make a Qualified Subchapter S Subsidiary Election for the Pre-Conversion Entity effective as of the beginning of the Contribution Date, consistent with Treasury Regulation Section 1.1361-4(b)(3)(ii).

C.Seller is classified, for federal income tax purposes, as an S corporation within the meaning of Section 1361(a)(1) of the Code (as defined in Section 3.13(h)).

D.On March 28, 2016 (the “Conversion Date”), the Pre-Conversion Entity and Seller entered into a Conversion Agreement, pursuant to which the Pre-Conversion Entity and Seller agreed to convert the Pre-Conversion Entity into New CSZ pursuant to the Ohio Revised Code, as amended, and Section 368(a)(1)(F) of the Code.

E.On the Conversion Date, the Pre-Conversion Entity was converted into New CSZ, and Seller owns all of the issued and outstanding membership interests of New CSZ (the “Membership Interests”).

F.Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the Membership Interests upon the terms and conditions set forth in this Agreement.

G.In consideration of the direct and indirect benefits accruing to the Shareholders, and to induce Buyer to enter into this Agreement, each Shareholder has agreed to be party to this Agreement and to make certain representations and warranties, and agree to certain covenants, as set forth in this Agreement.

Therefore, the Parties agree as follows:

ARTICLE I.
PURCHASE AND SALE

1.1Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 2.1), Seller will and hereby does sell, assign, transfer and deliver to Buyer, and Buyer will and hereby does purchase and accept from Seller, all right, title and interest in and to the Membership Interests, free and clear of any mortgage, pledge, lien, claim, encumbrance, restriction, purchase right, option, right of first refusal, obligation, charge or other security interest of any kind or any agreements or commitments to create any of the same (each, an “Encumbrance”). For absolute clarity, Buyer is not acquiring, by this Agreement or in any other Transaction Document (as defined in Section 2.2(h)) any interest in the following Affiliates (as defined in Section 1.4(a)) of Seller and the Shareholders: Bloo Wakes Insurance Company, Inc. and CSZ International Sales, Inc.

1.2Purchase Price.

(a)Definition of the Purchase Price. As used in this Agreement, “Purchase Price” means $65,000,000, subject to adjustment as provided in Sections 1.3 and 1.6, and further subject to payment by Buyer of the Total Tax Gross-Up (as defined in Section 5.8(g)) in accordance with the terms and conditions of Section 5.8(g).

(b)Payment of the Purchase Price.  Upon the terms and conditions set forth in this Agreement, in consideration of the sale, assignment and delivery of the Membership Interests to Buyer, at the Closing, Buyer will pay or otherwise satisfy the Purchase Price as follows:

(i)Buyer will pay to the account or accounts designated by Seller Rep (as defined in Section 5.10(a)), for the benefit of Seller, in accordance with written wire transfer instructions delivered by Seller Rep to Buyer (the “Wire Instructions”), an amount equal to (A) $65,000,000, less (B) the Escrow Amount (as defined in Section 1.2(b)(ii)), less (C) the Reported Third Party Obligations (as defined in Section 1.2(b)(iii)), plus (D) the Estimated Net Working Capital Positive Adjustment (as defined in Section 1.3(b)), if any, less (E) the Estimated Net Working Capital Negative Adjustment (as defined in Section 1.3(b)), if any, and plus (F) the Estimated Cash On Hand (as defined in Section 1.3(a)) (collectively, the “Closing Payment”);

(ii)Buyer will pay $5,000,000 (the “Escrow Amount”) by wire transfer of immediately available funds to U.S. Bank National Association (the “Escrow Agent”), to be held, invested, disbursed and otherwise dealt with by the Escrow Agent in escrow pursuant to the Escrow Agreement (as defined in Section 2.2(b));

(iii)Buyer will, subject to and in accordance with Section 1.4 below, pay any Reported Closing Indebtedness (as defined in Section 1.4(a)) and any Reported Transaction Expenses (as defined in Section 1.4(b)) (collectively, the “Reported Third Party Obligations”), on behalf of the Company, Seller and/or the Shareholders.

1.3Estimated Net Working Capital.

(a)Estimated Net Working Capital.  At the Closing, Seller Rep shall deliver to Buyer a written statement (the “Preliminary Statement”) setting forth in good faith Seller Rep’s estimate of the following amounts as of the Closing Date (as defined in Section 2.1): (i) Net Working Capital (the “Estimated Net Working Capital”), and (ii) Cash On Hand (the “Estimated Cash On Hand”).

As used in this Agreement, “Net Working Capital” means, with respect to the Company, the aggregate value of the current assets of the Company less the aggregate value of the current liabilities of the Company (including the amounts payable by the Company with respect to checks issued but uncashed as of the Closing, which such amounts payable will be treated as liabilities for purposes of computing Net Working Capital and, as described in the definition of Cash On Hand below, which uncashed checks will be treated as Cash On Hand at the Closing), in each case, as of the Closing Date but immediately prior to the Closing, calculated pursuant to the methodology set forth on Schedule 1.3 and, to the extent not inconsistent with such methodology, determined in accordance with (in order of priority): (I) the methodology used by the Parties to determine the Net Working Capital Target (as defined in Section 1.3(b)) and (II) generally accepted accounting principles in effect in the United States at the relevant time (“GAAP”); provided that, notwithstanding anything to the contrary contained in this Agreement, (A) in no event will “Net Working Capital” include any amounts with respect to (1) any amounts of cash (including Cash On Hand), and (2) the Excluded Assets (as defined in Section 1.5) and (B) in all cases “Net Working Capital” will reflect the liabilities associated with the Related Party Accrued Obligations (as defined in Section 3.25).

As used in this Agreement, “Cash On Hand” means the amount of cash held by the Company (including through its subsidiary, CSZ International GmbH (the “CSZ German Subsidiary”) at the Closing without any reduction for the aggregate amount of cash necessary to cover all issued and uncashed checks (and, as noted in the definition of Net Working Capital above, the amounts payable with respect to such uncashed checks will be treated as current liabilities of the Company for purposes of computing Net Working Capital).  It is the intention of the Parties that the Cash On Hand should be approximately equal to the Cash Requirements (as defined in Section 1.5), but the Parties acknowledge that the exact amount of Cash On Hand may not exactly equal the Cash Requirements and so a mechanism for a post-Closing adjustment based on actual Cash On Hand is provided for in Section 1.6.  For clarity, all issued and uncashed checks as of the Closing will be treated as a component of Net Working Capital, not Cash On Hand, in accordance with Schedule 1.3.  For purposes of computing Cash On Hand, cash held by the CSZ German Subsidiary in Euros shall be converted to U.S. Dollars at the Euro/U.S. Dollar exchange rate set forth in the Preliminary Statement.  For clarity, Cash On Hand shall expressly exclude any amounts paid on the Closing Date by or on behalf of Berke L.P. (as defined in Section 2.2(d)) in connection with the Real Estate Purchase Agreement (as defined in Section 2.2(d)).

(b)The amount, if any, by which the Estimated Net Working Capital exceeds the Net Working Capital Target is the “Estimated Net Working Capital Positive Adjustment”. The amount, if any, by which the Estimated Net Working Capital is less than the Net Working Capital Target is the “Estimated Net Working Capital Negative Adjustment”. The Estimated Net Working Capital Positive Adjustment or the Estimated Net Working Capital Negative Adjustment, whichever adjustment is applicable, will be treated as a positive or negative adjustment to the Closing Payment, respectively, as described in Section 1.2(b)(i) and will be used to determine the Final Net Working Capital Adjustment, if any, as described in Section 1.6(c)(ii). As used in this Agreement, the “Net Working Capital Target” means $12,000,000.

1.4Third Party Obligations.

(a)Closing Indebtedness.  At the Closing, Seller Rep shall deliver to Buyer a written notice (the “Closing Indebtedness Notice”), setting forth the total Closing Indebtedness (as defined below) (the “Reported Closing Indebtedness”), together with an itemization, description and payment instructions for each item of Closing Indebtedness.  As used in this Agreement, “Closing Indebtedness” means, as of the Closing, (i) the amount payable to discharge all credit facilities and all other funded indebtedness of the Company for borrowed money including, without limitation, any accrued interest, indebtedness associated with lines of credits, bonds, debentures, notes, term loans, other instruments upon which interest is customarily charged and leases and similar arrangements required to be capitalized in accordance with GAAP (any such lease or similar arrangement, a “Capital Lease”), (ii) the amount payable to discharge any Obligations (as defined in Section 3.5(c)) of others guaranteed by the Company, (iii) except as set forth on Schedule 1.4(a), the amount payable to discharge any deferred purchase price of property or services (including any earn-out obligations), installment purchase or similar deferred payment owed by the Company, (iv) the amount of any letters of credit and bankers’ acceptances issued for the account of the Company or similar items (in each case whether or not drawn, contingent or otherwise), (v) the amount payable to discharge all Obligations owed by the Company to any of its Affiliates or any Affiliate of Seller or any Shareholder that have not been extinguished as of the Closing, other than the Related Party Accrued Obligations, which Related Party Accrued Obligations will be included as liabilities for purposes of computing Net Working Capital as described in Section 1.3(a), (vi) any deferred employment, accrued bonuses or other compensation owed by the Company to the extent such compensation relates to any period ending on or prior to December 31, 2015, (vii) the amount of any unfunded, or underfunding of any, pension, deferred compensation or similar Liabilities (as defined in Section 3.7) of the Company, (viii) the amount of any bank overdrafts, obligations with respect to factoring and discounting accounts receivable, (ix) any breakage costs, prepayment penalties, interest charges or similar fees or amounts that would be incurred by the Company by the payment of any portion or all of the foregoing amounts, and (xi) all Liabilities in respect of interest rate or currency swaps, caps, collars, options, futures or purchase or repurchase Liabilities, or similar derivative instruments.

As used in this Agreement, “Affiliate” means (i) with respect to any entity, (A) any Person (as defined below) that, directly or indirectly, controls, is controlled by or is under common control with, such entity or (B) any director, officer, shareholder, member, manager, partner or other direct or indirect owner of such entity, and (ii) with respect to any individual, any member of the immediate family of such individual or any Person controlled by or for the benefit of such individual and/or members of the immediate family of such individual; and “Person” means any individual, sole proprietorship, general partnership, limited partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, Governmental Entity or other entity.

(b)Transaction Expenses.  At the Closing, Seller Rep shall deliver to Buyer a written notice (the “Transaction Expenses Notice”), setting forth the total amount of Transaction Expenses (as defined below), to the extent such expenses have been incurred and remain unpaid as of the Closing (the “Reported Transaction Expenses”).  As used in this Agreement, “Transaction Expenses” means those expenses incurred by the Company, Seller Rep, Seller and/or any Shareholder in connection with the transactions contemplated by this Agreement and/or any Transaction Document (the “Transactions”), including (i) the unpaid fees of legal advisors, accountants, investment bankers, financial advisors, valuation firms or other professionals, and (ii) any transaction bonuses, termination or severance payments, change-of-control payments, phantom equity or similar amounts payable to Employees (as defined in Section 3.14(a)), consultants or others, or similar Obligations incurred by the Company, as a result of or in connection with the Transactions (either alone or in conjunction with another event, such as a termination of employment or other services), and any payroll, employment or other Taxes imposed on, or required to be withheld by, the Company or Seller in connection with the payment of such amount.  The Transaction Expenses Notice shall include payment instructions for each item listed. To the extent that there are any Transaction Expenses incurred after the Closing and/or any Transaction Expenses are not otherwise included in the Transaction Expenses Notice, Seller and the Shareholders, jointly and severally, agree to pay, perform and discharge, when due, the same in accordance with their respective terms following the Closing.

(c)Payment of Third Party Obligations.  At the Closing, Seller Rep shall deliver to Buyer evidence reasonably satisfactory to Buyer (such as payoff letters and pro forma security interest termination statements), that each holder of Closing Indebtedness required to be discharged at the Closing will, upon receipt of the applicable discharge payment, release all Encumbrances on the assets and properties of the Company securing such Closing Indebtedness.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer, on behalf of the Company, Seller Rep, Seller and the Shareholders, shall pay all of the Reported Third Party Obligations in accordance with the payment instructions included in the Closing Indebtedness Notice or the Transaction Expenses Notice, as applicable.

1.5Distribution of Assets. Prior to the Closing, the Company shall make a distribution of and transfer to Seller or to one or more Shareholders the following assets (collectively, the “Excluded Assets”): (i) all of the Company’s cash in excess of the Cash Requirements (for clarity, this obligation is a requirement that the Company make such transfer of excess cash in good faith as the Parties have agreed to a true-up mechanism with respect to cash in Section 1.6(a) in the event the actual Cash On Hand exceeds or is less than the Cash Requirements); (ii) all of the Company’s marketable securities; (iii) any and all notes receivable or accounts receivable due from Seller, any Shareholder or any Affiliate of the Company, Seller or any Shareholder as of immediately prior to the Closing, all of which such receivables, if any, are set forth on Schedule 1.5(a) (the “Related Party Receivables”), and (iv) those assets listed on Schedule 1.5(b).  As used in this Agreement, “Cash Requirements” means $1,300,000.  With respect to any portion of the Related Party Receivables that are paid to the Company after the Closing, the Parties agree that such payment is for the benefit of Seller and the Shareholders; the Company will, within five Business Days after receipt of any such payment, deliver such payment to the account or accounts as instructed in writing by the Seller Rep.

1.6Post-Closing Purchase Price Adjustment.

(a)Calculation.  Within 120 days after the Closing Date, Buyer will prepare and deliver to Seller Rep a statement (the “Adjustment Statement”) setting forth Buyer’s calculation of the Net Working Capital and Cash On Hand (collectively, the “Closing Amounts”).  In the case of Receivables (as defined in Section 3.22) which meet the definition of a current asset under GAAP but which, by their terms, are not due at the time Buyer delivers the Adjustment Statement (the “Long Receivables”), Buyer shall include the Long Receivables in Buyer’s calculation of Net Working Capital as if such Long Receivables are fully collectible (and any such Long Receivables so included by Buyer shall be later subject to the provisions set forth in Section 1.6(c)(v) regarding actual future collection). Within 30 days after Buyer’s delivery of the Adjustment Statement (the “Response Period”), Seller Rep will notify Buyer in writing of any agreement or disagreement, as the case may be, with the Adjustment Statement.  During the Response Period, Seller Rep and any of Seller Rep’s Representatives (as defined below) will be permitted to review and make copies of all work papers, schedules and calculations used in the preparation of the Adjustment Statement and otherwise to have access to and be permitted to make copies of such books and records as Seller Rep may reasonably need or desire to determine the accuracy of the Adjustment Statement.  Any such access will be provided, and all such inspections will be conducted, at reasonable times and in such a manner as not to interfere unreasonably with the operations of Buyer or the Company and at the cost and expense of Seller and the Shareholders. If Seller Rep does not deliver written notice to Buyer within the Response Period, Seller and the Shareholders will be deemed to have agreed upon the Closing Amounts as reflected on the Adjustment Statement.  If Seller Rep disputes any aspect of the Adjustment Statement, then Seller Rep’s written objection must include a proposed alternative calculation of such disputed portion of the Closing Amounts (the “Seller’s Proposed Calculations”).  Thereafter, Buyer and Seller Rep will attempt in good faith to resolve and finally determine the Closing Amounts; provided that, any amounts set forth on the Adjustment Statement that are not disputed by Seller Rep in the Seller’s Proposed Calculations will be deemed to have been agreed upon by Buyer, on one hand, and Seller and Shareholders, on the other hand, and included in the calculation of the Final Purchase Price Adjustment pursuant to Section 1.6(c) below.

(b)Independent Accounting Firm.  If Buyer and Seller Rep are unable to resolve their disagreement within 30 days after the delivery to Buyer of the Seller’s Proposed Calculations, then either Seller Rep or Buyer may submit the matters in dispute to Deloitte (the “Independent Accounting Firm”) or, if such firm is unable or unwilling to be engaged for such purpose, then the Seller and Buyer will mutually select another independent accounting firm to act as the Independent Accounting Firm.  If issues in dispute are submitted to the Independent Accounting Firm for resolution, each Party will (i) furnish to the Independent Accounting Firm such work papers and other documents and information relating to the disputed issues as the Independent Accounting Firm may request to the extent available to that Party or his or its accountants, (ii) be afforded the opportunity to present to the Independent Accounting Firm one position paper relating to the determination within 21 days of the submission of the dispute to the Independent Accounting Firm, and (iii) promptly respond to the Independent Accounting Firm’s questions regarding the dispute.  In resolving any disputed item, the Independent Accounting Firm: (A) shall limit its review to matters specifically set forth in the Seller’s Proposed Calculations that remain disputed, and (B) shall not assign a value to any item greater than the largest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party.  The Independent Accounting Firm will finally resolve, in accordance with the terms of this Agreement, only the matters in dispute.  The Independent Accounting Firm will be instructed to deliver to Buyer and Seller Rep written notice of the Independent Accounting Firm’s decision and related calculations within 45 days after submission of the matter to the Independent Accounting Firm.  The determination by the Independent Accounting Firm with respect to any matter in dispute (including as to all procedural matters) will be final, binding and conclusive upon the Parties and shall not be subject to appeal by any Party.  The fees, costs and expenses of the Independent Accounting Firm will be borne equally by Buyer, on one hand, and Seller and the Shareholders, on the other hand.

As used in this Agreement, “Representative” means, with respect to any Person, any Affiliate, agent, trustee, employee, attorney, accountant or other representative of such Person.

(c)Final Adjustment.

(i)The final determination of the Net Working Capital and Cash On Hand pursuant to this Section 1.6 is referred to herein as “Final Net Working Capital”, and “Final Cash On Hand”, respectively.  For clarity, the provisions of Section 5.9 shall apply to the computation of certain liabilities associated with the Company’s self-insured health plan for purposes of computing Final Net Working Capital.

(ii)If Final Net Working Capital equals the Estimated Net Working Capital or is within $100,000 of the Estimated Net Working Capital, than both the Final Net Working Capital Positive Adjustment and the Final Net Working Capital Negative Adjustment (each as defined below) shall be zero.  If the Final Net Working Capital and the Estimated Net Working Capital differ by more than $100,000, then (A) the amount, if any, by which Final Net Working Capital exceeds the sum of the Estimated Net Working Capital plus $100,000 is referred to as the “Final Net Working Capital Positive Adjustment”, and (B) the amount, if any, by which the Final Net Working Capital is less that the Estimated Net Working Capital minus $100,000 is referred to as the “Final Net Working Capital Negative Adjustment”.

(iii)The amount, if any, by which the Final Cash On Hand is more than the Estimated Cash On Hand is referred to as the “Final Cash Positive Adjustment”, and the amount, if any, by which the Final Cash On Hand is less than the Estimated Cash On Hand is referred to as the “Final Cash Negative Adjustment”.

(iv)The sum of (A) the Final Net Working Capital Positive Adjustment, if any, less (B) the Final Net Working Capital Negative Adjustment, if any, plus (C) the Final Cash Positive Adjustment, if any, less (D) the Final Cash Negative Adjustment, if any, is referred to as the (the “Final Purchase Price Adjustment”).

(v)If the Final Purchase Price Adjustment is positive, Buyer will pay such amount to Seller Rep (on behalf of Seller); however, if on the date such payment is required there exists any Long Receivables which are not fully collected (“Uncollected Long Receivables”), then (I) if the Final Purchase Price Adjustment is positive by an amount equal to or greater than the amount of the Uncollected Long Receivables, Buyer may defer a portion of the payment due to Seller Rep equal to the then Uncollected Long Receivables until five Business Days after collection of the Uncollected Long Receivables or (II) if the Final Purchase Price Adjustment is positive by an amount less than the amount of the Uncollected Long Receivables, Buyer may defer the entire payment due to Seller Rep unless and until payments have been received on the Uncollected Long Receivables so that the remaining Uncollected Long Receivables is equal to the payment due to Seller Rep under this Section 1.6(c)(v) and then, thereafter, Buyer will make the payment due to Seller Rep after collection of the remaining Uncollected Long Receivables within five Business Days after collection.  For clarity, if the Long Receivables are collected in installments, the deferred payment due from Buyer to Seller Rep shall, subject to the provisions above, also be paid to Seller Rep in installments, each installment in an amount equal to the amount of the Long Receivables then collected.

If the Final Purchase Price Adjustment is negative, Seller and the SJB Shareholders, jointly and severally, will be responsible for the payment of such amount to Buyer.

If either (A) the Final Purchase Price Adjustment is positive by an amount less than the amount of the Uncollected Long Receivables (such difference the “Long Receivables Excess”) or (B) the Final Purchase Price Adjustment is negative and, at the time payment is due from Seller and the SJB Shareholders under this Section 1.6(c)(v), there exists Uncollected Long Receivables, Buyer and Seller Rep agree to modify the terms of the Escrow Agreement so that (w) either the Long Receivables Excess (if (A) above is applicable) or the total Uncollected Long Receivables (if (B) above is applicable) are retained in escrow by the Escrow Agent and deducted from any disbursement to Seller Rep that would otherwise be required by the terms of the Escrow Agreement, prior to such modification, (x) the term of the Escrow Agreement would extend (beyond its original termination date) until the earlier of (i) the date upon which the total Long Receivables Excess or the total Uncollectible Long Receivables, whichever is applicable, are collected in full or (ii) the 18 month anniversary of the Closing Date, (y) if any amounts are retained in escrow for the purposes set forth in this Section 1.6(c)(v), then such amounts will be paid to the Seller Rep if and when any portion of the Long Receivables Excess or the Uncollected Long Receivables, whichever is applicable, has been collected in an amount equal to the amount so collected (so that the amount retained in escrow for purposes of this Section 1.6(c)(v) is reduced, from time to time, to match the remaining uncollected amount of the Long Receivables Excess or the remaining Uncollected Long Receivables, whichever is applicable and (z) at the end of the term of the Escrow Agreement, if any Long Receivables Excess or Uncollected Long Receivables, whichever is applicable, remains uncollected, the amount of funds in escrow will be paid to Buyer up to the amount of the remaining uncollected amount (and, if such amount in escrow is insufficient to cover all of the remaining uncollected Long Receivables Excess or the remaining Uncollected Long Receivables, whichever is applicable, then Seller and the SJB Shareholders, jointly and severally, will be responsible for payment of the shortfall to Buyer).

Any payments due under this Section 1.6(c)(v) shall be made by wire transfer of immediately available funds within five Business Days after the determination of the Final Net Working Capital and Final Cash On Hand and shall be made in accordance with written wire transfer instructions delivered by Buyer, if payment is to be made to Buyer, or by Seller Rep, if payment is to be made to Seller Rep.

As used in this Agreement, “Business Day” means any day other than Saturday, Sunday and any other day on which banks in Cincinnati, Ohio, are by Law (as defined in Section 3.5(d)) authorized or obligated to close.

1.7Withholding Taxes. Buyer shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to Seller or any Shareholder under or in connection with this Agreement or the Transaction Documents such amounts as are required to be deducted or withheld therefrom under any applicable provision of federal, state, local or foreign Tax Law or under any applicable legal requirement.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid by Buyer to Seller or such Shareholder.

ARTICLE II.
CLOSING

2.1Time and Place of Closing. Upon the terms and conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place by exchange of appropriate documentation between the Parties immediately following execution of this Agreement by all of the Parties.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.  The Closing shall be deemed to be effective as of 12:01 a.m. Eastern Time on the Closing Date.

2.2Deliveries by Seller Rep, the Company, Seller and/or the Shareholders. At the Closing, Seller Rep, the Company, Seller or the Shareholders, as applicable, will deliver (or cause to be delivered) the following to Buyer:

(a)An assignment of the Membership Interests to Buyer, duly executed by Seller.

(b)An Escrow Agreement, by and among the Escrow Agent, Buyer and Seller Rep (the “Escrow Agreement”), duly executed by Seller Rep.

(c)The Preliminary Statement, the Closing Indebtedness Notice, the Transaction Expenses Notice and the Wire Instructions, each duly executed by Seller Rep.

(d)Evidence, to the extent within the power of the Seller Rep, the Company, Seller or the Shareholders to provide, that the closing of the transactions described in that certain Real Estate Purchase Agreement (the “Real Estate Purchase Agreement”), by and between Berke Limited Partnership (“Berke L.P.”) and Gentherm Properties III, LLC, for the real property located at 11861 Mostellar Road, 12011 Mostellar Road and the approximately 444’ x 797’ irregular tract of land directly across Mill Creek to the west (collectively, the “Related Party Real Property”), is occurring simultaneously with the Closing.

(e)Those consents and approvals listed on Schedule 3.5.

(f)Certificates of good standing (or equivalent) for New CSZ from the Secretary of State of the State of Ohio and from the appropriate officials for the Pre-Conversion Entity in each other jurisdiction in which the Company is qualified to do business, which certificates are dated not more than 15 Business Days prior to the Closing Date.

(g)A certificate of good standing for Seller from the Secretary of State of the State of Ohio, which certificate is dated not more than 15 Business Days prior to the Closing Date.

(h)A duly executed certificate of an officer of New CSZ certifying that attached to such certificate are true and complete copies of (i) New CSZ’s charter documents, as amended through and in effect on the Closing Date, (ii) New CSZ’s operating agreement, as amended through and in effect on the Closing Date (the “Operating Agreement”), and (iii) resolutions of New CSZ’s manager, board of managers, members, or other applicable governing body, authorizing the execution, delivery and performance of this Agreement and the agreements, instruments and documents contemplated by this Agreement or required to be delivered at the Closing (the “Transaction Documents”) to which New CSZ is a party and consummation of the transactions described in this Agreement and such Transaction Documents.

(i)A duly executed certificate of an officer of Seller certifying that attached to such certificate are true and complete copies of (i) Seller’s charter documents, as amended through and in effect on the Closing Date, (ii) Seller’s bylaws, as amended through and in effect on the Closing Date, and (iii) resolutions of Seller’s stockholders and board of directors, authorizing the execution, delivery and performance of this Agreement and the Transaction Documents to which Seller is a party and consummation of the transactions described in this Agreement and such Transaction Documents.

(j)A legal opinion of counsel to Seller, the Shareholders and the Company, dated as of the Closing Date, addressed to Buyer.

(k)The Encumbrance-release documentation contemplated by Section 1.4(c), duly executed by each of the parties thereto.

(l)A non-foreign person affidavit from Seller, certifying that Seller is not a “foreign person” as defined in Section 1445 of the Code, and otherwise meeting the requirements of Section 1.1445-2(b) of the Treasury Regulations, along with a properly completed IRS Form W-9 of Seller.

(m)All equity interest books, ledgers and records, minute books, seals and similar books and records of the Company.

(n)Written evidence that the relationships with Bloo Wakes Insurance Company, Inc. and CSZ International Sales, Inc. have both been terminated without any further liability of the Company, except for such liability as is expressly set forth in the Estimated Net Working Capital.

(o)All other documents, instruments and writings required or contemplated to be delivered by the Company, Seller Rep, Seller or any Shareholder at or prior to the Closing pursuant to this Agreement or otherwise in connection with the transactions contemplated by this Agreement.

2.3Deliveries by Buyer. At the Closing, Buyer will deliver (or cause to be delivered) the following to Seller Rep (excluding the payments described in Sections 2.3(b) and 2.3(c), which shall be paid by Buyer directly to the appropriate third parties):

(a)The Closing Payment, in the manner described in Section 1.2(b)(i).

(b)The Escrow Amount, in the manner described in Section 1.2(b)(ii).

(c)The amount of any Reported Third Party Obligations in the manner described in Section 1.2(b)(iii).

(d)The Escrow Agreement, duly executed by Buyer.

(e)Evidence, to the extent within the power of the Buyer to provide, that the closing of the transactions described in the Real Estate Purchase Agreement is occurring simultaneously with the Closing.

(f)All other documents, instruments and writings required or contemplated to be delivered by Buyer at or prior to the Closing pursuant to this Agreement or otherwise in connection with the transactions contemplated by this Agreement.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY, SELLER AND THE SHAREHOLDERS

The Company, Seller and the Shareholders, jointly and severally, hereby represent and warrant to Buyer as follows, including with respect to the Schedules referenced in this ARTICLE III, which are attached to this Agreement and made a part hereof (as used in this Agreement, the phrase “to the Company’s knowledge” or similar wording means the knowledge of Seller, the Shareholders, the Key Employees and any officers and/or employees of the Company charged with any administrative or operational responsibility for the applicable matter, in each case, after reasonable due inquiry; and, for clarity, such phrase includes a similar limit to the representations and warranties of Seller and the Shareholders whenever such representations and warranties are limited by their “knowledge”), and for all purposes in this ARTICLE III, unless otherwise noted, any reference to the Company shall include the Pre-Conversion Entity:

3.1Organization; Power.

(a)New CSZ is a limited liability company duly organized, validly existing and in good standing under the Laws of Ohio.  New CSZ has all requisite power and authority to conduct the Business as it is now being conducted by it and to own, lease and operate its property and assets as now owned, leased and operated by it.  New CSZ or the Pre-Conversion Entity is duly qualified to do business in each jurisdiction where the nature of its activities or character of the properties owned, leased or operated by it requires such qualification.  The jurisdictions where the Company is so qualified and/or owns or leases assets and/or conducts business are listed on Schedule 3.1(a).  The minute books, ownership ledger and other similar organizational records of the Company are complete and accurate and all actions reflected therein have been conducted or taken in compliance with all applicable Laws and the applicable charter documents, bylaws, operating agreement, partnership agreement and similar organizational documents (collectively, “Organizational Documents”) of the Company.

(b)Seller is a corporation duly organized, validly existing and in good standing under the Laws of Ohio.  Seller has all requisite corporate power and authority to conduct the Business as it is now being conducted by it and to own, lease and operate its property and assets as now owned, leased and operated by it.  Seller is duly qualified to do business in each jurisdiction where the nature of its activities or character of the properties owned, leased or operated by it requires such qualification.  The minute books, ownership ledger and other similar organizational records of Seller are complete and accurate and all actions reflected therein have been conducted or taken in compliance with all applicable Laws and the applicable Organizational Documents of Seller.

3.2Capitalization. All of the Membership Interests are owned beneficially and of record by Seller, who has good and marketable title thereto, free and clear of any Encumbrance.  All of the Membership Interests have been duly authorized and validly issued in accordance with applicable Laws and are fully paid and nonassessable.  Other than the Membership Interests, there are not outstanding any (a) units, membership interests, capital stock or other equity securities (including any securities convertible into or exchangeable for other forms of equity) of, or ownership, profits or equity interests (collectively, an “Ownership Interest”) in the Company, (b) options, warrants or other rights to purchase, acquire or subscribe for Ownership Interests in the Company, (c) contracts, understandings or arrangements relating to the issuance of or obligating the Company to issue Ownership Interests or any securities convertible into or exchangeable for any of the same, or (d) equity appreciation, phantom equity or similar rights.  Seller has the full and unrestricted power to sell, assign, transfer and deliver the Membership Interests pursuant to the terms of this Agreement.  Neither Seller nor any Shareholder is a party to any option, warrant, purchase right or other contract or commitment (other than the Transaction Documents) that could (including upon the occurrence of any contingency or event) require Seller to sell, transfer or otherwise dispose of Seller’s Membership Interests in the Company. The limited liability company records of the Company are complete and accurate and all limited liability company proceedings and actions reflected therein have been conducted or taken in compliance with all applicable Laws and the charter documents and limited liability company agreement of the Company.  There are no members’ agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the Membership Interests of the Company other than the Operating Agreement.

3.3Subsidiaries. Except for the CSZ German Subsidiary, the Company does not have any Subsidiaries (as defined below) or beneficially owns, directly or indirectly, any securities or other beneficial ownership interests in any other Person.  As used in this Agreement, “Subsidiary”  means, with respect to any Person of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of membership, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and, for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons is entitled to be allocated a majority of such business entity’s gains or losses or controls the appointment of a majority of the managers or managing members or general partners of such business entity (other than a corporation).  The CSZ German Subsidiary has no Liabilities, except for immaterial obligations to third parties not exceeding $10,000 in the aggregate.

3.4Authority Relative to this Agreement; Solvency. Each of the Company, Seller and the Shareholders has the legal capacity, and all requisite power and authority, to execute and deliver this Agreement and the Transaction Documents to which the Company, Seller and/or such Shareholder is a party and to consummate the Transactions.  The execution, delivery and performance of this Agreement and such Transaction Documents by the Company, Seller and/or each Shareholder, as the case may be, have been duly authorized by all necessary action.  Without limiting the generality of the foregoing, with respect to each Shareholder that is a trust, the trustee(s) of such Shareholder have authorized the execution, delivery and performance of this Agreement and the Transaction Documents to which such Shareholder is a party and consummation of the transactions described in this Agreement and such Transaction Documents.  This Agreement and such Transaction Documents to which the Company, Seller or any Shareholder is a party have been duly and validly executed and delivered by such Party and constitute the legal, valid and binding agreements of such Party, enforceable against such Party in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or other similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether considered in a Proceeding (as defined in Section 3.11(a)) at law or in equity).   Neither the Company nor Seller nor any Shareholder is insolvent, nor has any of them committed an act of bankruptcy, proposed a compromise or arrangement to its or his respective creditors generally, had any petition for a receiving order in bankruptcy filed against him or it, taken any action with respect to a compromise or arrangement, taken any action to have itself or himself declared bankrupt or wound-up, taken any action to have a receiver appointed of any part its or his assets, had any encumbrancer take possession of any of its or his property, or had any execution of distress become enforceable or become levied upon any of its or his property.

3.5Consents and Approvals; No Violations. Except as set forth on Schedule 3.5,and excluding any matters which would be required to be included on Schedule 3.5 until payment of the Reported Third Party Obligations pursuant to Section 1.4 is made, but after which payment such matters will be extinguished, neither the execution and delivery by the Company, Seller and/or any Shareholder of this Agreement or any Transaction Document to which the Company, Seller and/or such Shareholder is a party, nor the performance by the Company, Seller and/or such Shareholder of any of the terms hereof or thereof, including the sale of the Membership Interests by Seller to Buyer and the consummation of the other Transactions, will:

(a)violate, conflict with, or result in a breach of any provision of the Organizational Documents of the Company or Seller;

(b)require any consent, waiver, approval, exemption, authorization or permit of, or filing with or notification to or other action (each a “Consent”) from any legislative, administrative or regulatory authority, agency, board, subdivision, instrumentality or commission or other governmental or quasi-governmental entity, including arbitrators, courts and tribunals of competent jurisdiction, whether domestic or foreign, and whether federal, state, county, city or local or political subdivision thereof (including, without limitation, the U.S. Food and Drug Administration (the “FDA”), the U.S. Department of Labor and Occupational Safety and Health Administration (“OSHA”)) (each a “Governmental Entity” and collectively the “Governmental Entities”), or any third party, including under the terms of any Material Contract (as defined in Section3.9(a)), any other contract of the Company, Seller and/or any Shareholder or any other Obligation, including, without limitation, under any Governmental Authorization (as defined in Section 3.10(b));

(c)result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of acceleration, termination, modification or cancellation) under, any of the terms, conditions or provisions of any indenture, mortgage, note, bond, financing commitment, loan agreement, Encumbrance, license, government registration, covenant, agreement or other instrument or other obligation (each, an “Obligation”) to which the Company, Seller or any Shareholder is a party or by which the Company, Seller, any Shareholder or any of their respective properties or assets may be bound;

(d)violate or contravene any order, determination, directive, writ, judgment, injunction, decree, law, decision, common law, statute, ordinance, rule, requirement, regulation, plan, guidance or ruling of any Governmental Entity (including, without limitation, (i) all foreign or domestic, federal, state and local health care, medical device, distribution, occupational safety, hazardous waste, anti-corruption/kickback or bribery, consumer protection, import and export laws and regulations, and (ii) all statutes, regulations, rules manuals, orders, decisions, guidance, conditions of participation in and other authorized Governmental Entity interpretations thereof, pertaining to, promulgated pursuant to, regarding or related to (A) the development, testing, manufacturing, marketing, sale, storage, transport or distribution of the Company’s products, medical devices or components of medical devices (collectively, “Food and Drug Laws”), including, without limitation, the federal Food, Drug, and Cosmetic Act (the “FD&C Act”), 21 U.S.C. § 301 et seq., (B) fraud and abuse, referrals, and interactions with healthcare professionals and reporting thereof (collectively, “Health Care Laws”), and (C) any foreign, state and local equivalents of the foregoing, each as may be amended and including any successor Laws in respect thereof) (each, a “Law” and collectively “Laws”), in each case, applicable to the Company, Seller or any Shareholder; or

(e)result in the creation or imposition of any Encumbrance upon or with respect to the property or assets of or used by the Company, Seller and/or any Shareholder.

3.6Financial Statements.

(a)The Company has previously delivered to Buyer true and complete copies of the balance sheets as of December 31, 2013, December 31, 2014 and December 31, 2015 and the related statements of earnings, comprehensive income, stockholders’ equity and cash flows for the years then ended (the “Financial Statements”).  The Company has also provided a balance sheet as of February 29, 2016 (the “Most Recent Balance Sheet”) and the related statement of earnings for the two-month period then ended.  Copies of the Financial Statements and the Most Recent Balance Sheet are attached as Schedule 3.6(a).  The Financial Statements and the Most Recent Balance Sheet have been prepared in accordance with consistently applied principles, policies, practices and procedures, with consistently applied classification and estimation methodology, in all material respects, applied on a consistent basis throughout the periods involved, and fairly present the financial condition, results of operations and cash flows of the Company at and for the periods therein specified.  The Financial Statements have been prepared in accordance with GAAP.  The Financial Statements and the Most Recent Balance Sheet are in agreement with the books, records and accounts of the Company.  There is no fact or condition that would require a restatement of any of the Financial Statements.  No financial statements of any Person (other than Persons whose financial statements are included therein) are required by GAAP to be included or reflected in any of the Financial Statements.

(b)The books, records and accounts of the Company have been duly maintained in accordance with sound business practices and fairly and accurately reflect, in all material respects, on a basis consistent with past periods and throughout the periods involved, (i) the financial position of the Company and (ii) all transactions of the Company.

3.7No Undisclosed Liabilities. Except for Liabilities and Obligations (a) that are specifically and fully accrued for or reserved against on the Most Recent Balance Sheet, (b) incurred since the date thereof in the ordinary course of business consistent with past practice and are normal and usual in amount and do not directly or indirectly result from, arise out of or relate to any breach of contract, breach of warranty, tort, infringement, default, nonperformance, indemnification obligation, environmental liability or violation of Law, or any Proceeding, (c) that are Reported Third Party Obligations, or (d) set forth on Schedule 3.7, the Company does not have any Liabilities or Obligations whatsoever.  As used in this Agreement, “Liability” means any liability, debt, deficiency, interest, Tax, penalty, fine, claim, demand, judgment, cause of action, or other loss or damage (including, without limitation, loss of benefit or relief), cost or expense of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

3.8Absence of Certain Changes. Since December 31, 2015, except as set forth on Schedule 3.8, the Company has operated in the ordinary course of business consistent with past practice and the Company has not (a) experienced or been subject to an event which had (or could have) a material adverse effect on the business, condition (financial or otherwise), assets, properties or results of operations of the Company or the ability of the Company, Seller or the Shareholders to consummate any Transaction of the Company (a “Material Adverse Effect”), (b) had any material changes in any relationship with a customer or vendor that is, or was on such date, party to a Material Contract, or (c) taken (or, where applicable, omitted to take) any of the following actions except as expressly permitted or required by this Agreement:

(i)increased, other than in the ordinary course of business, consistent with past practices, the compensation payable to, or to become payable to, or the benefits or perquisites granted to or to be granted to any Employees;

(ii)hired, engaged, terminated or accepted the resignation of any Employee or Independent Contractor (as defined in Section 3.9(a)(iv)) whose annual cash or other compensation (including all in-kind and other benefits or perquisites) exceeds $150,000;

(iii)sold, transferred (except for the Excluded Assets), assigned, conveyed, leased, pledged, encumbered or otherwise disposed of any of its assets or properties, or any other material right, except for sales of inventory in the ordinary course of business and sales or other disposals of obsolete or redundant assets in the ordinary course of business and consistent with past practice;

(iv)(A) canceled or compromised any Liabilities owed to it or affirmatively waived any claims or rights, except for cancellations or compromises made or waivers granted in the ordinary course of business which, in the aggregate, do not amount to the cancellation, compromise or waiver of an amount in excess of $100,000 and are not otherwise material, or (B) settled or compromised any Proceeding, including any Tax Proceeding;

(v)in any manner, modified, changed or otherwise altered the fundamental nature of the Business as presently conducted;

(vi)made any changes in any accounting policies, principles or practices;

(vii)entered into, authorized, or permitted any transaction with any Person who is or was an Affiliate of the Company, Seller or any Shareholder, except as described in the Recitals to this Agreement;

(viii)other than hirings and dismissals in the ordinary course of business, entered into, adopted, amended or terminated any bonus, profit sharing, compensation, termination, incentive equity, pension, retirement, deferred compensation, employment, severance, retention or other employee benefit agreements, trusts, plans, Benefit Plans (as defined in Section 3.15(a)), funds or other arrangements for the benefit or welfare of any Employee, except as required by Law;

(ix)committed to make, following the Closing Date, capital expenditures in excess of $50,000 individually, or $250,000 in the aggregate;

(x)suffered any damage, destruction or casualty loss exceeding $100,000 in the aggregate, whether or not covered by insurance, or experienced any material changes in the amount and scope of insurance coverage;

(xi)materially changed the terms of sale with respect to any customers; or

(xii)agreed, whether or not in writing, to do any of the foregoing.

3.9Contracts.

(a)Schedule 3.9(a) sets forth a complete and correct list, and the Company has provided Buyer with, complete and correct copies (including all amendments and extensions thereof) or, if oral, an accurate and complete description, of the Material Contracts (as defined below).  The following types of contracts, agreements, arrangements, understandings or Obligations to which the Company is a party or by which the Company’s properties or assets may be bound shall each be considered a “Material Contract”:

(i)agreements with any Material Vendor or Material Customer (each as defined in Section 3.21(a)) and any other agreements which provide for aggregate future payments by or to the Company of at least $250,000 per contract or series of related contracts, excluding purchase orders issued or received in the ordinary course of business;

(ii)agreements for the leasing, rental, use or occupancy of real property (“Real Property Leases”);

(iii)personal property leases which provide for aggregate annual payments of at least $50,000 per lease or series of related leases;

(iv)management agreement, consulting agreement, employee leasing agreement or contract for the employment or services of any independent contractor, consultant, agent or agency employee (each, an “Independent Contractor”) or officer, individual, employee or other Person on a full-time, part-time, consulting or other basis, or any other similar arrangement or understanding;

(v)agreements limiting the ability of the Company to conduct the Business, to engage, employ or solicit for employment any Person or to otherwise compete in any other business or limiting the ability of any Person to compete with the Company;

(vi)agreements granting any Person an exclusive right (in a particular geographic area or otherwise) to offer, distribute or resell services or products offered or sold by the Company;

(vii)joint venture, partnership or other agreements involving a sharing of revenue, profits, losses, costs or Liabilities by the Company with any other Person, or any agreement providing for payments to or by any Person based on any of the foregoing;

(viii)agreements between the Company, on the one hand, and any Person who is or was at the time of such agreement an Affiliate of the Company, the Shareholder and/or any Shareholder, on the other hand;

(ix)agreements regarding indebtedness for borrowed money (including guaranties of the Obligations of others with respect thereto and Capital Leases), surety or performance bond, letters of credit issued on behalf of the Company and agreements under which an Encumbrance is imposed on any tangible or intangible property of the Company;

(x)agreements under which the Company has advanced or loaned money to any of its managers, directors, officers or employees, other than the advancement for reimbursable expenses in the ordinary course of business;

(xi)agreements that obligate the Company to act as a guarantor or surety, or to otherwise provide any credit support, for any Person, or the performance of which by the Company is guaranteed by any other Person (including any of its Affiliates or any Affiliate of Seller or any Shareholder);

(xii)agreements involving the purchase of the assets, business or Ownership Interests in any Person, other than the purchase of inventory, equipment, office furniture or supplies in the ordinary course of business, or involving the sale of any assets (including Ownership Interests in any Person) of the Company, other than the sale of inventory, supplies or redundant assets in the ordinary course of business, but only  to the extent any obligation remains unfulfilled thereunder (collectively, “Acquisition or Divestiture Agreements”);

(xiii)agreements involving the indemnification by the Company of any Person against any type of Liability, other than standard indemnifications that could not reasonably be expected to be material to the Company and are made in the ordinary course of business;

(xiv)collective bargaining agreements or any other contract with any labor union or other employee association, or severance and change of control bonus agreements, programs, policies or arrangements;

(xv)inbound or outbound license, royalty, indemnification, or other agreements with respect to any Proprietary Rights (as defined in Section 3.20(a)) of the Company or other Persons (except for license agreements of non-customized commercially available off-the-shelf software subject to “shrink wrap” or “click wrap” license agreements) with an aggregate purchase price or annual license fee, as the case may be, of less than $50,000);

(xvi)agreements that provide any other Person with “most favored nation” or similar pricing or contain any rebate arrangement, “take or pay” arrangement, mark-down or discount arrangement, agreement to take back or exchange goods, consignment arrangement or similar understanding with a customer or supplier of the Company;

(xvii)agreements with any Governmental Entity; and

(xviii)agreements which by provide for aggregate future payments by or to the Company of at least $200,000 and which by their terms cannot be terminated by the Company within 30 days without penalty or Liability.

(b)Except as set forth on Schedule 3.9(b):

(i)Each Material Contract is in full force and effect and is a valid and legally binding agreement of the Company.  The Company is not and, to the Company’s knowledge, no other party thereto is in breach of or default under, and no event has occurred or circumstances exist which (with or without due notice or lapse of time or both) could reasonably be expected to constitute a breach or default of, or permit termination, modification or acceleration under, any Material Contract.

(ii)To the Company’s knowledge (A) there are no unresolved disputes (including any allegation of breach or default) with respect to any Material Contract and (B) no party to a Material Contract intends either to modify in any material respect, cancel or terminate a Material Contract or to decline to renew a Material Contract upon the expiration of the term thereof, whether as a result of the consummation of the Transactions or otherwise.

(iii)There has been no change in any Material Contract since January 1, 2015 that would reasonably be expected to have a Material Adverse Effect.

(c)All Obligations (including any contingent Obligations) of the Company under any Acquisition or Divestiture Agreement have been satisfied in full (whether or not due), and the Company has not made any claim for indemnification against any other Person pursuant to any Acquisition or Divestiture Agreement, nor is there a basis on which a claim for indemnification may be made under any Acquisition or Divestiture Agreement.

3.10Compliance. Except as set forth on Schedule 3.10(a):

(a)The Company has complied with all Laws applicable to it or to the conduct or operation of the Business and there exists no alleged violation by the Company of, or alleged failure by the Company to comply with, any Law.  The Company has not made any voluntary disclosure, or received any written notice of other written communication from any Governmental Entity or other Person, regarding any actual or alleged violation of, or failure to comply with, any Law.

(b)The Company has all approvals, consents, licenses, permits, certificates, accreditations, waivers and other authorizations issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law (collectively, “Governmental Authorizations”) required or necessary to conduct the Business in the countries where it is currently doing business and own and/or operate the assets and properties of the Company. Schedule 3.10(b) contains a true and complete list of all such Governmental Authorizations (including all Registrations).  All such Governmental Authorizations may, immediately following the consummation of the Transactions, be relied upon by the Company for the lawful operation of the Business without transfer, reissuance, consent, payment, notice or other governmental action.  As used in this Agreement, “Registrations” means any governmental authorization that is required for the research, development, manufacture, distribution, marketing, storage, transportation, use or sale of the Company’s products (including premarket notifications or 510(k) clearances; pre-market approvals; investigational device exemptions; product re-certifications; manufacturing licenses, approvals and authorizations; CE Marks; pricing and reimbursement approvals; labeling approvals; distributor or wholesale licenses or Governmental Authorizations; establishment registration, product listings and their foreign equivalents).

(c)Each Governmental Authorization is valid and in full force and effect and the Company is in compliance with the terms and requirements of such Governmental Authorization. There exists no (i) alleged violation by the Company of, or alleged failure by the Company to comply with, any Governmental Authorization or (ii) any actual, proposed or threatened revocation, withdrawal, suspension, cancellation, termination or material modification to, any such Governmental Authorization.

(d)All reports, documents, claims, filings, submissions, Governmental Authorizations and notices required to be filed with, maintained for or furnished to any Governmental Entity by the Company, have been so filed, maintained or furnished.  All such reports, documents, claims, filings, submissions, Governmental Authorizations and notices were complete and accurate in all material respects on the date filed or furnished (or have been corrected in or supplemented by a subsequent filing), remain complete and accurate in all material respects and were filed in a timely manner.

(e)Each of the products of the Company is being, and at all times has been, developed, tested, manufactured, assembled, labeled, promoted and stored, and registered, as applicable, in compliance in all material respects with the Laws, including those requirements relating to quality systems reporting, good manufacturing practice and good laboratory practice, of the jurisdiction in which the Company sells a product.  Each product candidate of the Company is being developed so that it will be in compliance with, when offered for sale, the Laws of the jurisdiction(s) in which the Company intends to offer it for sale.  All labeling, marketing literature, advertising and web content used to promote a marketed product of the Company, including indications and intended uses, are, and at all times have been, consistent with applicable Governmental Authorizations (including, without limitation, all applicable Registrations) and are, and at all times have been, in compliance in all material respects with all Laws of the jurisdictions in which the product is offered for sale.

(f)The Company has not entered into, nor is it bound by, any consent decree or order, individual integrity agreement, corporate integrity agreement, or other formal or informal agreement with any Governmental Entity concerning compliance with any Law.

(g)Any clinical studies conducted by or on behalf of the Company to support the Registration of any of its products have been approved by the necessary Governmental Entities and applicable institutional review boards or ethics committees, to the extent such approval was required, and have been conducted in compliance in all material respects with such approvals and all Laws including those governing study conduct, patient rights, and the use, disclosure and processing of personal data; and all data submitted in support of the product Registrations to any Governmental Authorities accurately describes the results of the clinical studies in all material respects.

(h)Neither the Company nor, to the Company’s knowledge, any Representative of the Company: (i) has been convicted of or is currently charged with any violation of any Health Care Laws or Food and Drug Laws; (ii) is excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in any federal or state health care program; (iii) has been disqualified or debarred by any Governmental Entity for any purpose for conduct relating to the Food and Drug Laws; or (iv) has committed any violation of any Law that is reasonably expected to serve as the basis for any such exclusion, suspension, debarment, disqualification or other ineligibility.  To the Company’s knowledge, the Company has not used the services of any Person who is disqualified or debarred by any Governmental Entity for any purpose for conduct relating to the Food and Drug Laws.

(i)With respect to all third party manufacturers and suppliers of key raw materials and component parts used in the products or items sold by the Company (each a “Third Party Manufacturer”), to the Company’s knowledge, each such Third Party Manufacturer (i) has complied and is complying, in each case in all material respects, with all Laws of the jurisdictions in which such products or items are sold; and (ii) has all material Government Authorizations necessary and required to perform its obligations as a Third Party Manufacturer and all such Government Authorizations are in full force and effect.

(j)Neither the Company, and to the Company’s knowledge, no Affiliate, Representative or other Person associated with or acting on behalf of the Company has, directly or indirectly, (i) used any company funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or to influence official action; (ii) made any unlawful payment to any foreign or domestic official or employee of any Governmental Entity from company funds; (iii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, regardless of form, whether in money, property or services (including, without limitation, with the specific purpose of (A) obtaining favorable treatment in securing business for or in respect of the Company in violation of Health Care Laws, (B) paying for favorable treatment for business secured for or in respect of the Company in violation of Health Care Laws, or (C) inducing or rewarding a referral of a product of the Company in violation of Health Care Laws); (iv) established or maintained any fund or asset with respect to the Company that has not been recorded in its books and records; or (v) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and foreign equivalents; and the Company has conducted business in compliance with the FCPA and foreign equivalents and has instituted and maintains, policies, procedures and disclosure controls designed to ensure, and which are reasonably expected to continue to ensure, compliance therewith.

3.11Litigation. Except as set forth on Schedule 3.11:

(a)There is no charge, claim, complaint, application, action, suit, litigation, recall, arbitration or other proceeding or audit or other investigation (each, a “Proceeding”) against or involving the Company or Seller (including with respect to any service rendered, or any product or item assembled, marketed, distributed, installed and/or sold, by the Company) or any of their properties or assets which (i) is pending as of the date hereof, (ii) was brought within the past five years or (iii) was, to the Company’s knowledge, threatened within the past five years and unresolved as of the date hereof.

(b)Neither the Company nor Seller is subject to any outstanding judgment, order, writ, injunction, award or decree.

(c)There is no Proceeding pending or, to the Company’s knowledge, threatened, against or involving Seller, the Company or any Shareholder by or before any court or other Governmental Entity which could reasonably be expected to materially impair the consummation of the Transactions or have a Material Adverse Effect.

(d)There is no Proceeding pending or threatened against or involving a Shareholder, and no Shareholder is subject to any outstanding judgment, order, writ, injunction, award or decree, in each case, relating to this Agreement, the Transaction Documents or the Transactions. No insolvency Proceeding is pending or, to the knowledge of any Shareholder, as applicable, threatened against or involving such Shareholder, as applicable, and such Shareholder, as applicable, has not stopped payment and is not insolvent or unable to pay any of his or its Obligations when due.

3.12Environmental Matters. Except as set forth on Schedule 3.12:

(a)The activities of the Company have at all times complied, and continue to comply, with all Environmental Laws (as defined below). The Company has not used Hazardous Materials (as defined below) on, under, in, from or affecting the Leased Real Property (as defined in Section 3.18(a)) or otherwise in its Business in any manner which imposes or will impose any Liability on Buyer or the Company.

(b)Any Hazardous Materials stored on, present on, in or affecting the Leased Real Property or any improvements thereon, are stored or present in compliance with all applicable Environmental Laws (provided, however, that with respect to Leased Real Properties where Company simply leases warehouse space, no representation is made as to anything other than Hazardous Materials which are owned by or under the control of Company).

(c)There are currently no, and to Company’s Knowledge, never have been, underground storage tanks, asbestos-containing material, landfills, surface impoundments, lagoons or waste storage, treatment or disposal areas located on or under the Leased Real Property owned by Berke L.P.  There have not been, during Company’s occupancy of Leased Real Property owned by someone other than Berke L.P., underground storage tanks, asbestos-containing material, landfills, surface impoundments, lagoons or waste storage, treatment or disposal areas which were installed, used or operated by the Company; nor are there any such items on or under any other real property during the ownership, tenancy, use or occupancy by the Company in the last ten years.

(d)The Company has not been charged with or convicted of any offense for non-compliance with, no notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed, and no investigation or review is pending or, to the Company’s knowledge, threatened by any Governmental Entity with respect to any alleged violation of any Environmental Law or any use, possession, generation, treatment, storage, recycling, transportation or disposal of Hazardous Materials at the Leased Real Property, by or on behalf of the Company or in connection with the Business.

(e)To the Company’s knowledge, neither the Leased Real Property nor any other real property formerly owned, leased, used or occupied by the Company is listed or proposed for listing on any list of sites of environmental contamination.

(f)The Company is not required to have any Governmental Authorization under any applicable Environmental Law to operate the Business or for any improvement installed or established on the Leased Real Property.

As used in this Agreement, “Environmental Laws” means all foreign or domestic, federal, state and local Laws relating to the protection of human health, the environment, worker safety and health, and/or regulating the use, storage, treatment, generation, transportation, processing, handling, production, removal or disposal of Hazardous Materials and the directives and orders of Governmental Entities with respect thereto; and “Hazardous Materials” means any flammable material, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum-based materials, methane, hazardous materials, hazardous wastes, hazardous or toxic substances and any other conditions or substances defined or regulated under any Environmental Law.

3.13Taxes. Except as set forth on Schedule 3.13:

(a)The Company has timely filed all returns, declarations, reports, forms, information returns and statements related to Taxes (collectively, “Returns”) required to be filed by it and which are or were due (without considering any possible extensions), and all such Returns are true, correct and complete and were prepared and filed in accordance with all applicable Laws.  As used in this Agreement, “Tax” or “Taxes” means (i) any and all taxes, levies, fees, assessments and other charges imposed by any Governmental Entity, including, without limitation, income, gross receipts, license, capital stock, profits, sales, goods and services, use, transfer, registration, alternative or add-on minimum, estimate, severance, stamp, premium, windfall profits, environmental, customs duties, occupation, value added, ad valorem, transfer, capital (including large corporations), franchise, unclaimed property, withholding, social security (or similar), unemployment, disability, payroll, employment, excise, and property taxes and any other tax of any kind whatsoever, together with any interest, penalties or additions imposed thereon or with respect thereto, (ii) any Liability for or in respect of the payment of any amount of a type described in clause (i) of this definition arising as a result of being or having been a member of a Relevant Group (as defined in Section 5.8(a) below), and (iii) any Liability for or in respect of the payment of any amount of a type described in clause (i) or (ii) of this definition as a transferee or successor, by contract or otherwise.

(b)The Company has paid all Taxes due or finally determined to be due from it, whether or not shown to be due on any Return.  There are no Encumbrances on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.  The unpaid Taxes of the Company will not, as of the end of the Closing Date, exceed the unpaid Taxes included as liabilities for purposes of the Final Net Working Capital.

(c)All Taxes that the Company is required to have withheld or collected have been duly withheld or collected and, to the extent required, have been paid to the appropriate taxing authority or Governmental Entity, including, without limitation, all Taxes required to have been withheld or collected and paid in connection with amounts paid or owing to any employee, former employee, non-resident, partner, member, independent contractor, creditor, shareholder, Affiliate, customer, vendor or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(d)There is no dispute with or claim made by any taxing authority concerning any Tax Liability of the Company, and no adjustment or assessment of any Tax of the Company has been proposed by any taxing authority, and, to the Company’s knowledge (including, for this purpose, to the knowledge of any employee responsible for Tax matters), none is threatened.  There are no pending or, to the Company’s knowledge, threatened audits or examinations of, or Proceedings relating to, any Liability of the Company in respect of Taxes.

(e)There are no outstanding agreements, waivers or other arrangements extending the statutory period of limitations applicable to the filing of any federal, state or other Return, or assessment or collection of any Tax, of the Company for any period, nor has there been any assessment, reassessment, objection or Proceeding by any taxing authority or other Governmental Entity issued or threatened against the Company with respect to the payment of any Taxes, charges or deficiencies by the Company.

(f)The Company has neither filed nor been required to file any Return with, and the Company has never been liable to pay Taxes to, any taxing authority in any jurisdiction other than as set forth on Schedule 3.13(f).  The Company has not received, from any jurisdiction in which the Company does not file Tax Returns, any inquiry as to whether, or notice to the effect that (and no taxing authority in any such jurisdiction has made any claim that), the Company is or may be required to file Tax Returns (or is or may otherwise be subject to Tax) in that jurisdiction.

(g)The Company is not a party to any Tax sharing agreement, Tax allocation agreement, Tax indemnity agreement or other similar agreement with respect to Taxes (including any closing agreement, gain recognition agreement or other material agreement relating to Taxes).  The Company has not granted any power of attorney with respect to Taxes which is currently in force.

(h)None of the assets of the Company (i) is “tax-exempt use property” within the meaning of Section 168(h) of the Internal Revenue Code of 1986, as amended (the “Code”), or (ii) secures any debt, the interest on which is exempt from Tax under Section 103 of the Code.

(i)Neither the Company nor Buyer (as the owner of the Company) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting of the Company for a taxable period ending on or before the Closing Date; (ii) installment sale or open transaction disposition made by the Company on or before the Closing Date; (iii) prepaid amount received by the Company on or before the Closing Date, (iv) closing agreement under Section 7121 of the Code (or other comparable agreement) entered into on or before the Closing Date, or (v) cancellation of debt of the Company to which Section 108(i) of the Code applies.

(j)The Company has not been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).

(k)The Pre-Conversion Entity had been a validly electing S corporation within the meaning of Code §1361 and §1362 (and any similar state or local law) at all times since September 1, 1996 until the Shareholders contributed the Pre-Conversion Entity to Seller. At all times from the beginning of the day on which the Shareholders contributed the Pre-Conversion Entity to Seller, until the Pre-Conversion Entity’s conversion into New CSZ, the Pre-Conversion Entity was a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code (and the Pre-Conversion Entity was at no time a “C corporation” within the meaning of Section 1361(b)(a)(2) of the Code).  New CSZ has at all times been classified for federal income Tax purposes as an unincorporated entity disregarded as separate from Seller under and within the meaning of Sections 301.7701-2(c)(2) and 301.7701-3(b)(1)(ii) of the Treasury Regulations.  No election has been or will be made (on IRS Form 8832 or otherwise) to classify New CSZ (and New CSZ has not at any time been classified) as a corporation.

(l)The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.  The Company is not a party to any plan or arrangement described in Section 6111(d) or Section 6662(d)(2)(C)(ii) of the Code, and the Company has not “participated” in a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4. The Company has not been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulation Section 1.6011-4(b)(2).  The Company has not received any private letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority).

(m)Neither Seller nor any Shareholder will cause, and neither Seller nor any Shareholder will allow, the Company to take any action on the Closing Date (other than the Transactions) outside the ordinary course which would result in a Tax Liability to the Company.

(n)Seller and each Shareholder is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

(o)The Company has never distributed stock of another Person or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(p)The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that, under certain circumstances, could obligate it to make any payments, that would not be deductible under Section 280G of the Code (or any similar provision of state, local or foreign Law).  The Company has not agreed, and has no actual or potential obligation, to reimburse, pay, gross up, or otherwise indemnify any employee or contractor (whether current or former) or any other Person for any Taxes, including Taxes imposed under Sections 409A or 4999 of the Code.

(q)The Company has never been a member of a Relevant Group, and the Company has no Liability for the Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of Law), as a transferee or successor, by contract or otherwise.

(r)Neither Seller nor the Company has, in the past 10 years, (A) acquired assets from another entity classified for federal income Tax purposes as a corporation in a transaction in which the Tax basis of the Company for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of such other entity or (B) acquired the stock or other equity interests of any entity that is qualified as a subchapter S subsidiary of the Company within the meaning of Section 1361(b)(3) of the Code.

3.14Employee Matters. Except as set forth on Schedule 3.14:

(a)All managers, officers and employees of the Company (collectively, the “Employees”) as of the date of this Agreement are actively working.  For any Employee listed on Schedule 3.14 (because they are not actively working), such Schedule lists the date of the Employee’s last active date of work, any arrangements made to cover the absence, and the Employee’s expected return to work date, if any.  To the Company’s knowledge, no Employee or Independent Contractor intends to terminate his or her employment or engagement, as the case may be, with the Company. To the knowledge of the Company, all Employees and Independent Contractors of the Company have the right to legally and permanently work in the United States.  Each Employee and Independent Contractor of, and each other individual performing any services for, the Company is and has been properly classified under ERISA, the Code, all other applicable Laws, and any benefit plan subject to ERISA or the Code, as a common law employee, independent contractor, leased employee or agent of the Business, and the Company has no Liability for the improper classification of any employees as independent contractors, exempt from the overtime requirements of the Fair Labor Standards Act, or leased employees.

(b)No unfair labor practice complaint or similar application against the Company is currently anticipated, pending or has been brought during the past five years before any Governmental Entity.  There are no pending, threatened or anticipated labor grievances against the Company. No labor strike, material dispute by the Employees as a group, slowdown or stoppage is pending or, to the Company’s knowledge, threatened against the Company, and no such strike, dispute, slowdown or stoppage has occurred during the past five years.  The Company is not bound by, nor has the Company entered into, any collective agreement or other contract, agreement or arrangement with any labor union or employee association, or made any commitments to or conducted negotiations with, any labor union or employee association with respect to any future collective agreements or other contracts, agreements or arrangements, in respect of any Employee.

(c)Neither the execution and delivery of this Agreement, nor the consummation of the Transactions, will (i) result in any payment becoming due from the Company or any other Person to any Employee or Independent Contractor, (ii) increase any benefits otherwise payable under any contract, agreement, plan or arrangement between the Company and any Employee or Independent Contractor, or (iii) result in the acceleration of the time of payment or vesting of any benefits under any such contract, agreement, plan or arrangement.

(d)There are no Proceedings pending or outstanding, or, to the Company’s knowledge, threatened or anticipated, and there are no orders, decisions, directions or convictions currently registered or outstanding, against or in respect of the Company under or in respect of any Laws relating to employment and labor, including without limitation those relating to employment or labor standards, labor or industrial relations, benefits, human rights, pay equity, employment equity, workers compensation, workplace safety, employer health Tax, employment or unemployment insurance, income Tax withholdings and occupational health and safety (“Employment Laws”).  The Company is in compliance with all Employment Laws and is not liable for any levies, assessments of any kind, penalties or other sums for failing to comply with any Employment Laws. Without limiting the generality of the foregoing, (i) there are no outstanding claims, orders or charges against the Company with respect to any applicable health and safety legislation, and (ii) all levies, assessments and penalties made against, or premiums owed, by the Company pursuant to any applicable workers’ compensation legislation have been paid by the Company, the Company has not been reassessed under any such legislation during the past three years and, to the Company’s knowledge, there are no circumstances that would result in a penalty reassessment.

(e)All Obligations of the Company as of the Closing Date for wages, salary and other Employee or Independent Contractor compensation, vacation pay, holiday pay, premiums for workers’ compensation, employment or unemployment insurance, employer health Tax, pension plan premiums, amounts owing under or in respect of employee benefit plan payments and all other accrued payroll Obligations or accrued expenses in respect of Employees or Independent Contractors, as applicable, will have been paid, or if unpaid, will have been properly accrued and reflected in the Final Net Working Capital.  No bonuses or similar payments in respect of all fiscal periods that began on or after January 1, 2016 have been promised to any Employees, and whether any bonuses or similar payments are actually paid for such periods is at the sole discretion of the Company.

(f)The Company has withheld all amounts required by Laws to be withheld from payments made by it with respect to all Employees and Independent Contractors, including without limitation, those with respect to income Tax withholdings, pension plan contributions and employment or unemployment insurance premiums and remittances, and has remitted or will remit all such amounts to the appropriate authorities within the times required by applicable Laws.

3.15Employee Benefit Plans.

(a)Except as listed on Schedule 3.15(a), the Company does not have and the Company does not sponsor, maintain or contribute to, and the Company is not subject to any present or future Obligation or Liability under, any “employee welfare benefit plan” or “employee pension benefit plan” within the meaning of Sections 3(1) and 3(2), respectively, of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or any other pension or retirement, deferred compensation, equity option or purchase, equity ownership, equity appreciation rights, other equity or equity type, profit sharing, bonus, incentive compensation, change in control, retention, fringe benefit, employee group insurance, health care, hospitalization, disability, or other welfare plan, contract, program, policy or practice, formal or informal, whether or not subject to ERISA, with respect to any of its current or former Employees or individual Independent Contractors or other service providers (or any of their current or former spouses, or any of their children or other relatives).  Schedule 3.15(a) also lists the Company’s material policies and procedures and the employee handbooks and manuals currently in effect with respect to the Employees (the plans, programs, policies and procedures required to be listed on Schedule 3.15(a) are each referred to in this Agreement as a “Benefit Plan” and collectively, as the “Benefit Plans.”

(b)Each Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in all material respects in accordance with the terms of such Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable Laws.

(c)The Company does not contribute to, and the Company has no actual or potential Liability with respect to, any “multiemployer plan” as defined in Section 3(37) of ERISA. The Company does not sponsor, maintain or contribute to, and the has no current or potential Liability with respect to: (i) a “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan that is subject to the funding requirements of Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code; or (ii) a “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code; or (iii) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. There is no lien pursuant to Sections 303(k) or 4068 of ERISA or Section 430(k) of the Code in favor of, or enforceable by the Pension Benefit Guaranty Corporation or any other entity with respect to any of the assets of the Company.

(d)All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) with respect to each Benefit Plan have been properly and timely filed and/or distributed to participants and other applicable individuals in accordance with the applicable requirements of ERISA and the Code.

(e)The Company does not maintain, sponsor, or contribute to, and the Company has no obligation to contribute to, or has any Liability or, to the Company’s knowledge, any potential Liability with respect to, any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or other arrangement providing health or life insurance or other welfare-type benefits for current or future retired or terminated employees or service providers (or any spouse or other dependent thereof) other than in accordance with means the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and of any similar state Law (“COBRA”). The requirements of COBRA have been met in all material respects with respect to each Benefit Plan that is a group health plan.

(f)All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Benefit Plan or properly accrued. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA).

(g)Each Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has been determined by the Internal Revenue Service to be so qualified as to its form, either through receipt of a current favorable determination letter or through proper reliance on an opinion or advisory letter issued by the Internal Revenue Service with respect to such Benefit Plan, and, to the Company’s knowledge, nothing has occurred since the date of such determination, opinion or advisory letter that would reasonably be expected to adversely affect the qualified status of any such Benefit Plan. All such Benefit Plans have been timely amended in all material respects for good faith compliance with interim changes in or additions to applicable Code requirements.

(h)There have been no “prohibited transactions” (as defined in Section 406 and 407 of ERISA and Section 4975 of the Code) with respect to any Benefit Plan for which no exemption applies. No fiduciary of any Benefit Plan has any material Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Benefit Plan. No Proceeding with respect to the administration or the investment of the assets of any Benefit Plan (other than routine claims for benefits) is pending or, to the Company’s knowledge, threatened.

(i)The Company is not obligated under the Benefit Plans (including, but not limited to, any nonqualified deferred compensation plan or arrangement) or otherwise to pay any separation, severance, termination or similar benefit as a result of any Transactions or solely as a result of a change in control or ownership within the meaning of Section 280G of the Code (as applicable). Neither the execution of this Agreement, nor the consummation of the Transactions, will increase the amount of benefits otherwise payable under any Benefit Plan or result in the acceleration of the time of payment, funding or vesting of any such benefits.

(j)Except as required by any Law, no provision or condition exists that would prevent the Company or Buyer from terminating or amending any Benefit Plan at any time for any reason.

(k)Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A of the Code and the regulations thereunder) meets, and has been operated in accordance with, the requirements of Sections 409A of the Code, and no assets of the Company have been directly or indirectly set aside in a trust or other arrangement described in Section 409A(b)(1) of the Code or are, or have been, subject to a “financial health” trigger described in Section 409A(b)(2) of the Code.

3.16Privacy Matters. The Company has a written policy which governs the collection, use and disclosure of Personal Information (as defined below) and is in compliance in all material respects with such policy. No misuse or misappropriation of Personal Information has occurred in respect of the Business, and no claims of any misuse or misappropriation of Personal Information have been made or asserted in respect of the operations of the Business. The Company has conducted its business at all times in compliance in all material respects with all Laws applicable to privacy and the protection of Personal Information.  As used in this Agreement, “Personal Information” means any factual or subjective information, recorded or not, about an identifiable individual, including any record that can be manipulated, linked or matched by a reasonably foreseeable method to identify an individual, but does not include the name, title or business address or business telephone number of an Employee.

3.17Title to Properties. The Company has good, valid and marketable title to all of its assets, excluding leased or licensed property for which the Company has valid leasehold estates or licenses, in each case free and clear of all Encumbrances, except for those Encumbrances listed on Schedule 3.17.

3.18Real Property.

(a)The Company does not own any real property.  Schedule 3.18(a)(i) sets forth a true, complete and accurate list of each lease or other agreement pursuant to which the Company leases or subleases any parcel of real estate (collectively, the “Leased Real Property”) and the full street and mailing address of such Leased Real Property.  Except for the Leased Real Property or as set forth on Schedule 3.18(a)(ii), the Company has not, in the past five years, owned, leased, used or occupied any real property.  The Company does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

(b)With respect to the Leased Real Property and each of the Real Property Leases: (i) the Company’s possession and quiet enjoyment of the Leased Real Property under such Real Property Lease has not been disturbed and there any no disputes with respect to such Real Property Leases; (ii) no security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full; (iii) the Company does not owe any brokerage commissions or finder’s fee with respect to such Real Property Lease; (iv) the Company has not assigned, transferred, sublet, or granted any Person the right to use or occupy, and no other Person has any right to use or occupy, or is using or occupying, any portion of, any Leased Real Property, and the Company has not collaterally assigned or granted any other security interest in such Real Property Lease or any interest therein; and (v) there are no Encumbrances on the estate or interest created by such Real Property Lease.

(c)Neither the Company nor Seller nor any Shareholder has received any notice concerning any, and, to the Company’s knowledge, there is no, (i) special Tax or other assessment to be levied against any of the Leased Real Property, (ii) change in the Tax assessment of any of the Leased Real Property or (iii) Proceeding to modify the zoning classification of, condemn or take by power of eminent domain (or purchase in lieu thereof), or classification as a landmark or otherwise take or restrict the use of in any material way the right to use, develop or alter the Leased Real Property.  No material improvements constituting a part of the Leased Real Property encroach on any real property owned or leased by a Person other than the Company.

(d)There exists no violation of, and no current use or conduct of the Company violates, any applicable ordinance or other Law (which violation has not been cured) relating to any part of the Leased Real Property, including building, zoning, environmental or equal access Laws.  To the Company’s knowledge, no part of Leased Real Property contains or is located within any tideland, wetland or marshland; however, a portion of the Leased Real Property is in a floodway as previously disclosed in writing to Buyer or Buyer’s Representative.  There is no pending or, to the Company’s knowledge, threatened Proceeding by any Person which could reasonably be expected to impair the Company’s use or quiet enjoyment of the Leased Real Property.

(e)All of the mechanical and electrical systems, heating and air conditioning and filtration/ventilation systems, plumbing, water and sewer systems, and all other items of mechanical equipment or appliances on the Leased Real Property are in good working order, condition, and repair, normal wear and tear excepted and of sufficient size and capacity to service the Leased Real Property and the Business as operated thereon. All buildings and improvements on the Leased Real Property are structurally sound and free from leaks and other defects, normal wear and tear excepted. The Company has not received any notice from any insurance company that has issued a policy with respect to the Leased Real Property requiring performance of any structural or other repairs or alterations to the Leased Real Property.

(f)With respect to the Related Party Real Property: (i) the current use and occupancy of the Related Party Real Property and the operation of the Business as currently conducted thereon do not violate any applicable zoning Law, easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting the Related Party Real Property; (ii) all utilities currently servicing the Related Party Real Property are properly installed, connected and operating, with all outstanding charges paid in full, and are sufficient for the operation of the Business as currently conducted; and (iii) there are no agreements, orders, licenses, permits, conditions or other directives issued by a Governmental Entity which relate to the future use or require any change in the present use or operations of the Related Party Real Property.

3.19Tangible Assets. The equipment and other tangible assets owned or leased by the Company which are currently used in the Business are (a)  structurally sound and in good operating condition and repair, subject to ordinary wear and tear and maintenance in the ordinary course of business that are not excessive in nature or cost, (b) constitute all of the tangible assets used in or necessary for the operation of the Business as presently conducted, and (c) sufficient to operate the Business as currently conducted in the ordinary course.

3.20Proprietary Rights.

(a)The Company owns or has the right to use, pursuant to a valid license, free and clear of all Encumbrances, all trademarks, trade and business names, internet domain names, service marks, service names, trade dress, brand identities, program names, software (including source code, object code, executable code, systems, tools, data, databases, firmware and related documentation) (“Software”), databases, copyrights, copyrightable works, mask works, integrated circuit typographies, patents, inventions, processes, methods of production, research and development information, specifications, industrial designs, technical data, graphics, logos, trade secrets, know-how, inventions (whether or not patentable) and other proprietary rights (collectively, “Proprietary Rights”) which are used in or necessary for the conduct of the Business as currently conducted.  To the Company’s knowledge, neither Seller nor any Shareholder nor any Employee, Independent Contractor or Representative of the Company, Seller or any Shareholder has any interest in any Proprietary Right that was developed, or that is in the process of being developed, for use in the Business or otherwise by the Company.

(b)All registered or applications to register Proprietary Rights and all unregistered trademarks, trade names, domain names and similar Proprietary Rights owned by the Company or used in the Business are listed on Schedule 3.20(b), in each case, including the name of the current owner, the Proprietary Right name or title, the jurisdiction, application and registration dates, and application and registration numbers.  All such registrations are valid and in good standing.  The Company owns all right, title and interest in and to all such registered Proprietary Rights or applications to register Proprietary Rights, free and clear of all Encumbrances.  All of such registered Proprietary Rights are valid and enforceable and there have been no claims made by any Person contesting the validity, use, ownership or enforceability of any of such registered Proprietary Rights by the Company and no such claims have been threatened in writing or are pending.  The Company has taken steps reasonable under the circumstances to protect its unregistered Proprietary Rights and to maintain the confidentiality and economic value of its trade secrets and confidential information.

(c)All licenses through which the Company has the right to use any Proprietary Rights or which the Company has granted to third parties for the use of any Proprietary Rights are listed on Schedule 3.20(c) and are valid, enforceable and in good standing.

(d)The Company has not interfered with, infringed upon or misappropriated, and the Company is not interfering with, infringing upon or misappropriating, the Proprietary Rights of any other Person, and the Company has not received written notice from any Person alleging such interference, infringement or misappropriation or any demand or unsolicited offer to license any such Proprietary Rights.  To the Company’s knowledge, no other Person has interfered with, infringed upon, or misappropriated any of the Proprietary Rights owned by the Company or used in the Business, and the Company has not received any written notices of, nor, to the Company’s knowledge, are there any facts which indicate a likelihood of, any infringement of, misappropriation of, or conflict with, any Proprietary Rights of the Company by any other Person or any Proprietary Rights of any other Person by the Company.  To the Company’s knowledge, there is not pending or proposed any Proprietary Right of any other Person which would prevent, inhibit or render obsolete the services performed by or the production or sale of any products of the Company.

(e)The Company has taken all reasonable precautions to protect the secrecy, confidentiality and value of its trade secrets and know-how.

(f)With respect to any copyrights owned or licensed by the Company, the Company has obtained from all appropriate Persons written unrestricted waivers of all moral rights with respect to such works, which waivers may be invoked by any Person authorized by the Company to use the works.

(g)The computer systems, including the Software, hardware (whether general or special purpose), networks, interfaces, servers, sites, circuits and platforms that are owned by or under the control of, or operated, used, distributed, provided, licensed, leased by or on behalf of, the Company or Seller in the conduct of the Business (collectively, the “Company Systems”) are sufficient for the needs of the Company based on the operation of the Business as currently conducted, including as to capacity and ability to process current and anticipated peak volumes (based on historical volumes) in a timely manner. During the past three years:

(i)to the Company’s knowledge, none of the Company Systems have been subject to any malicious code (including any viruses, bugs, bots, disabling code, spyware, rootkits, time bombs or Trojan horses) that compromised or corrupted any of the data or information stored or contained therein; and

(ii)the Company has taken all commercially reasonable steps to provide for the security, continuity and integrity of the Computer Systems and the back-up and recovery of data and information stored or contained therein or processed thereby, including (A) by backing up all data and databases at an off-site location on at least a daily and weekly basis, respectively, to ensure there is no loss of data or other information) and to prevent and guard against any unauthorized access or use thereof and (B) by implementing procedures to ensure that the Computer Systems are free from any viruses, bugs, bots, disabling code, spyware, rootkits, time bombs or Trojan horses.

The Company has and maintains commercially reasonable disaster recovery and business continuity plans and procedures for the Business and acts in compliance therewith.

3.21Vendors and Customers.

(a)Schedule 3.21(a) sets forth a complete and accurate list of (i) the top ten vendors of the Company (based on the dollar volume of the Company’s purchases from or services provided to the Company by such vendors) for the fiscal year ended December 31, 2015 (each a “Material Vendor”); and (ii) the top ten customers of the Company (based on the dollar volume of sales) for the fiscal year ended December 31, 2015 (each a “Material Customer”), indicating the amount and percentage of purchases, services or revenues from each such Person (out of the aggregate purchases, services and/or revenues, as applicable, of the Company) for such period.

(b)The Company has not received any notice that any Material Customer or Material Vendor will, intends to or is considering to terminate, cancel, discontinue, reduce, change the terms (whether related to payment, price, quantity of business or otherwise) of, or otherwise adversely to the Company or the Business modify, its direct or indirect business with the Company or the Business, whether or not as a result of the Transactions, any potential change in management or ownership of the Company or the Business or otherwise (and the Company does not have any reasonable basis to believe that any reasons exist, or as a result of the Transactions or any potential change in management or ownership of any Company or the Business or otherwise would exist, for any Material Customer or Material Vendor to take any such action).

(c)Except as set forth on Schedule 3.21(c): (i) none of the Company’s relationships with its Material Customers or Material Vendors are conditioned or dependent upon it or any of its Affiliates maintaining any small business enterprise or similar certification; and, (ii) to the extent that it or any its Affiliates maintain any such certifications, none of Company’s relationships with its Material Customers or Material Vendors would be impaired if it or any of its Affiliates no longer maintained such certifications.

3.22Accounts Receivable. All accounts receivable reflected on the Preliminary Statement (“Receivables”) (a) represent valid Obligations arising from sales actually made or services actually performed by the Company, (b) have arisen in the ordinary course of business and expected to be collected in full within their payment terms, and (c) are not subject to any counterclaims, setoffs or disputes in excess of the reserves specifically therefor on the Preliminary Statement. Except as specifically reserved for on the Preliminary Statement, all such Receivables are current, and there is no dispute regarding the collectability of any such Receivables.  No Receivables have been factored, pledged, turned over for collection, or assigned to any Person.

3.23Inventory. The inventory of the Company is in good and marketable condition, and are usable and of a quantity, quality and kind saleable in the ordinary course of business and, except as set forth on Schedule 3.23(a), is expected to be used and sold, without markdown, within 120 days after the Closing Date, subject to the reserve for obsolete inventory.  Reserves for markdowns, shortage, salvage, lower of cost or market, obsolete, excess, damaged or otherwise unsalable and unusable inventory have been reflected on the Most Recent Balance Sheet, consistent with prior accounting practices.  All of the Company’s inventories and supplies are located at the Leased Real Property or at the locations set forth on Schedule 3.23(b).

3.24Warranties and Product Liabilities.

(a)Each service rendered or product or item assembled, marketed, distributed, installed and/or sold by the Company has been in conformity with all applicable contractual commitments and all express and implied warranties provided by the Company. There are no claims outstanding or, to the Company’s knowledge, threatened for breach of any warranty relating to any service rendered or any products or items assembled, marketed, distributed, installed and/or sold by the Company that would cause the Company to suffer a liability greater than $10,000 individually or $100,000 in the aggregate.  All warranty claims made against, and returns of product or item to, the Company over the past three years have been property reflected as warranty expense in the Financial Statements.

(b)Except as set forth in the Company’s standard terms of service and sale, including any warranties, guarantees or indemnities, given by the Company, or as described on Schedule 3.24, the Company has not made any express or implied warranties or guarantees to any third party, or given any indemnity, with respect to any service rendered or product or item assembled, marketed, distributed, installed and/or sold by the Company.  However, when requested by a customer, Company does provide extended warranties and service contracts, on a case by case basis, for an additional charge.

(c)The Company has no Liability arising from or alleged to arise from any actual or alleged injury to Persons, damage to property or other loss as a result of the ownership, possession or use of any product or item assembled, marketed, distributed, installed and/or sold, by the Company which is not covered by existing insurance.

3.25Related Party Transactions. Except for (a) the transactions described in the Recitals to this Agreement, (b) the employment of Steven Berke and Eileen Berke by the Company, (c) the Real Property Lease pertaining to the Related Party Real Property, (d) the transactions that gave rise to the items listed on Schedule 1.5(a), (e) the distribution of the assets described in Section 1.5 and (f) those transactions set forth on Schedule 3.25, during the past three years, there have not been any Obligations or transactions between or involving the Company, on the one hand, and any Person, who is or was at the time of such transaction, an Affiliate of the Company, Seller or any Shareholder, on the other hand.  Except as set forth on Schedule 3.25 (the “Related Party Accrued Obligations” ), the Company has no accounts payable, indebtedness, or guaranty outstanding in favor of, or owing to, any of its Affiliates or any Affiliate of Seller or any Shareholder and no Affiliate of the Company and no Affiliate of Seller or any Shareholder has any ownership or other interest in any property used by the Company or necessary for the conduct of the Business.

3.26Insurance.

(a)Schedule 3.26(a) contains a true, correct and complete list of all insurance policies (collectively, the “Insurance Policies”) currently in effect which are presently owned or held by the Company insuring the products, properties, assets, business and operations of the Company and the Company’s potential Liabilities to third parties, other than potential Liabilities to service providers under the Company’s self-insured health plans.  The Company has provided to Buyer a true and complete copy of each Insurance Policy.  The Insurance Policies are in full force and effect and will remain in full force and effect following the consummation of the Transactions. Neither the Company nor Seller nor any Shareholder has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. Except as disclosed on Schedule 3.26(a), the Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All of the Insurance Policies are valid and binding in accordance with their terms and have not been subject to any lapse in coverage.

(b)All pending claims, and all claims made during the past five years, under the Company’s insurance policies (other than claims under the Company’s self-insured health plan) are listed on Schedule 3.26(b).  All claims have been properly reported under the appropriate Insurance Policies as required under the provisions thereof.  All premiums due through the date of this Agreement have been paid and/or are included in the Estimated Net Working Capital, and no notice of cancellation or termination or intent to cancel has been received by the Company with respect to any such policy.  The Company is not in default under, nor has it otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy.  There are no facts or circumstances which exist that might relieve any insurer under such insurance policies of its Obligations to satisfy in full claims under the Insurance Policies.  There are no currently pending claims related to the business of the Company pending under any Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.  The Insurance Policies are sufficient for compliance with all applicable Laws and contracts to which the Company is a party or by which it is bound.

3.27Brokers and Finders. Neither the Company, Seller nor any Shareholder has employed any investment banker, broker or finder or incurred any Liability for any investment banking brokerage or finders’ fees in connection with any of the Transactions.

3.28Completeness of Disclosure. Neither the Company, Seller nor any Shareholder is aware of any fact that may materially adversely affect the assets, business, prospects, financial condition or results of operations of the Company or the Business that has not been set forth in this Agreement or in any Schedule to this Agreement. No representation or warranty or statement of Seller in this Agreement or any Transaction Document or any schedule or certificate furnished to Buyer pursuant to this Agreement or any Transaction Document contains any untrue statement of material fact or omits to state a material fact necessary to make any representation, warranty or statement contained therein, in light of the circumstances in which it is made, not misleading.  Any exception to a representation or warranty set forth in a Schedule shall be deemed to be set forth in all schedules to which the exception clearly pertains.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller and the Shareholders as follows:

4.1Organization; Power. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the State of Michigan.  Buyer has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its property and assets as now owned, leased and operated by it.

4.2Authority Relative to this Agreement. Buyer has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to consummate the Transactions.  The execution, delivery and performance of this Agreement and such Transaction Documents by Buyer have been duly authorized by all necessary action.  This Agreement and such Transaction Documents have been duly and validly executed and delivered by Buyer and constitute the legal, valid and binding agreements of Buyer, enforceable against Buyer in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or other similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether considered in a Proceeding at law or in equity).

4.3Consents and Approvals; No Violations. Neither the execution and delivery by Buyer of this Agreement, nor the performance by Buyer of any of the terms of this Agreement or any of the Transaction Documents, nor the consummation by Buyer of any of the Transactions, will: (a) violate any provision of the Organizational Documents of Buyer; (b) require any Consent of any Governmental Entity or any third party; (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of acceleration, termination or cancellation) under, any of the terms, conditions or provisions of any Obligation to which Buyer is a party or by which Buyer or any of its property or assets may be bound; or (d) violate any Laws applicable to Buyer.

ARTICLE V.
COVENANTS OF THE PARTIES

5.1Access to Information; Reporting. For a period of three years after the filing of Seller’s Federal income Tax Return for 2016, upon reasonable notice, Buyer will cooperate with, and will cause the Company to cooperate with, Seller and will give or cause to be given to Seller and his Representatives reasonable access to Representatives of Buyer and such information (including the right to make copies or extracts thereof) relating to the Company (including properties, books, contracts, financial statements, Returns, commitments, files and records) as is reasonably requested for the preparation or filing of any Return, filing or report, financial statement or report, in connection with any response or submission to any taxing authority or which is otherwise reasonably requested.  Any such access will be provided, and all such inspections will be conducted, at reasonable times and in such a manner as not to interfere unreasonably with the operations of the Business and at the cost and expense of Seller.  Notwithstanding anything contained herein to the contrary, in no event will Buyer or the Company be required to provide access to any particular document if, upon advice of counsel, such access would adversely affect or impair the attorney‑client or similar privilege with respect to any matter.

5.2Filings; Cooperation; Information. Each Party acknowledges that it has, prior to the execution of this Agreement, prepared and made (or caused to be prepared and made) all required filings, submissions and notifications under the Laws of any domestic or foreign jurisdictions to the extent necessary to consummate the Transactions.  However, since the Conversion Date is four days prior to the Closing, Seller will be obligated to make only a good faith effort to file conversion documents in all foreign jurisdictions in which it is registered to do business.  Subject to applicable Laws, each Party will promptly consult with the other Parties with regard to, and provide to each other Party any necessary information and reasonable assistance, and copies of all filings, submissions and notifications made and other information supplied by such Party with or to any Governmental Entity in connection with this Agreement or the Transaction Documents or any of the Transactions. Subject to Section 5.4, each Party will furnish to all Governmental Entities such necessary information and reasonable assistance as such Governmental Entities may reasonably request in connection with the foregoing. Each Party will promptly furnish the others with any communication it receives from any Governmental Entity in connection with any filings, submissions or notifications made pursuant to this Section 5.2.

5.3Further Assurances. Each Party will use his or its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Transactions in a manner consistent with applicable Law.

5.4Confidentiality. From and after the Closing, Seller and each Shareholder shall, and shall cause each of their respective Representatives to, keep confidential and not disclose without the prior written consent of Buyer or otherwise use any information of or regarding Buyer or the Company or their respective Affiliates, businesses, operations, assets, results of operations, plans or financial conditions (the “Buyer Information”).  The confidentiality Obligations set forth in this Section 5.4 shall not apply to any Buyer Information which is or becomes generally available to the public through no fault of Seller or his Representatives.

5.5Covenant Not to Compete.

(a)Subject to subsection (b) below, Seller and each Shareholder agree that it or he will not, either alone or in conjunction with any other Person, directly or indirectly, for a period of four years from the Closing Date:

(i)own, manage, control, operate, consult with, render services for, provide financing to, or join, control or participate in the ownership, management, operation or control of, or the provision of financing to, any business wherever located (whether in corporate, proprietorship or partnership form or otherwise), if such business is in any manner competitive with Buyer, the Company or their respective businesses (specifically including the Business) (collectively, the “Restricted Business”);

(ii)engage, employ, solicit or contact with a view to the engagement or employment of (A) any Employee of, or Independent Contractor to, Buyer, the Company and any of their Subsidiaries or Affiliates or (B) any Person who has been, at any time during the one-year period preceding such engagement, employment, solicitation or contact, an Employee of, or Independent Contractor to, Buyer, the Company and any of their Subsidiaries or Affiliates;

(iii)cause, induce or encourage, or attempt to cause, induce or encourage, any current, former or prospective vendor, customer, supplier, referral source, licensor or other business relation of Buyer, the Company or any of their respective Subsidiaries, successors and assigns, in each case, in respect of the Restricted Business, to terminate, or modify its manner or terms of or prospects for, doing business with Buyer, the Company and any of their Subsidiaries or Affiliates;

(iv)make, publish or communicate to any Person or in any public forum any defamatory or disparaging remarks, comments or statements concerning, or otherwise say anything the purpose of which, whether in whole or in part, is harmful to the reputation of, Buyer, the Company, any of their Subsidiaries or Affiliates or the Restricted Business.

(b)Notwithstanding subsection (a) above, Seller or a Shareholder may directly or indirectly, own securities of a corporation or other entity which engages in any business which competes with the Restricted Business if such securities are listed for trading on a national or regional stock exchange or trade on the over‑the‑counter market as long as Seller or such Shareholder owns no more than one percent of the issued and outstanding securities of, and is not entitled to any disproportionate economic interest in respect of, any such corporation or other entity.

(c)The Parties specifically acknowledge and agree that the remedy at law for any breach of Section 5.4 or this Section 5.5 will be inadequate and that Buyer, in addition to any other relief available, shall be entitled to seek temporary and permanent injunctive relief without the necessity of proving actual damage.  Such relief will be in addition to, and not in substitution of, any other remedies available to Buyer.  The existence of any claim or cause or action of a party against Buyer or the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of Section 5.4 or this Section 5.5.  In the event that the provisions of this Section 5.5 should ever be deemed to exceed the restrictions permitted by applicable Law, then the Parties agree that such provisions shall be reformed to set forth the maximum restrictions permitted.

5.6Release. As of the Closing, Seller and each Shareholder, on behalf of himself or itself and on behalf of his Affiliates, heirs, beneficiaries, trustees, successors and assigns (collectively, the “Releasors”) hereby (a) unconditionally releases, acquits and forever discharges, to the fullest extent permitted by applicable Law, the Company and each of its current or former direct and indirect equity holders, officers, managers, members, partners, Affiliates, employees, agents, advisors, and attorneys, and their respective successors and permitted assigns (in each case, other than Seller or any Shareholder) (collectively, the “Releasees”) from any and all claims, demands, suits, actions, causes of action, contracts, debts, sums of money, commissions, damages, affirmative defenses, Liabilities and rights whatsoever at law or in equity, now existing or that may hereafter accrue in favor of such Releasor (each, a “Released Claim”) against any of the Releasees relating to, arising out of or in connection with any facts or circumstances relating to the Company that existed on or prior to the Closing, whether known or unknown, and (b) agrees not to, and to cause its Releasors not to, directly or indirectly, assert any claim, demand or affirmative defense, or commence, institute or cause to be commenced, or participate, assist, or cooperate (except with Buyer or any Affiliate of Buyer) in, or encourage, assist and/or solicit any other Person to institute, any Proceeding of any kind against any Releasee, based upon or related to any Released Claim, and hereby waives any benefit conferred upon the Releasors by any Order issued in connection with any Proceeding filed against any Releasee based upon or related to any Released Claim. Notwithstanding anything contained in this Section 5.6 to the contrary, the release set forth in this Section 5.6 shall not operate to release any rights (i) under this Agreement or any Transaction Document; (ii) under any health, retirement or other employee benefit plans provided by the Company in which such Releasor was a participant at or prior to the Closing; or (iii) to unpaid salary or wages with respect to the pay period immediately prior to the Closing; provided that the amounts under the foregoing clause (iii) have been fully accrued for or reserved against in the Final Net Working Capital.

5.7Transfer Taxes. All stamp, transfer, documentary, sales, use, value-added, goods and services, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the Transactions (“Transfer Taxes”), if any, will be paid by Seller.  Seller, at Seller’s sole cost and expense, will prepare and properly file true, complete and accurate Returns and all other required documentation with respect to Transfer Taxes on a timely basis, and shall make any and all filings required to be relieved of (and to relieve Buyer from) any Transfer Taxes otherwise applicable to the Transactions. Further, Buyer may, by notice to Seller Rep, elect to prepare and/or file any such Returns as it deems appropriate and, to the extent so prepared and/or filed on behalf of the Company, such Returns shall be executed by Seller, as Buyer directs.

5.8Tax Matters.

(a)Seller and the SJB Shareholders, jointly and severally, shall indemnify the Company, Buyer and the Parent and hold them harmless from and against, without duplication, any loss, claim, Liability, expense, or other damage attributable to the following Taxes, including the non-payment thereof : (i) all Taxes of the Company for all taxable periods ending on or before the Closing Date and the portion through and including the Closing Date for any Straddle Period (as defined in Section 5.8(b)), (ii) all Taxes of any affiliated, combined, consolidated, unitary or other group for Tax purposes (a “Relevant Group”), including, without limitation, any affiliated group within the meaning of Section 1504 of the Code, of which the Company (which shall expressly include the Pre-Conversion Entity or any predecessor thereof) is or was a member on or prior to the Closing Date, (iii) all Taxes of any other Person imposed on the Company as a transferee or successor, by contract or pursuant to any Law, which Taxes of such other Person relate to an event or transaction occurring on or before the Closing Date, and (iv) any employment or other Taxes on amount included in Transaction Expenses; provided, that, neither Seller nor any Shareholder shall be liable under any of clauses (i), (ii), (iii) and (iv) above for, any Taxes which are included as liabilities in Final Net Working Capital.  Seller and the SJB Shareholders, jointly and severally, shall pay Buyer or the Company the amount of any Taxes of the Company that are the responsibility of Seller or any Shareholder pursuant to this Section 5.8(a) within ten Business Days of demand for payment of such Taxes by Buyer or the Company; however, this Section 5.8 does not apply to Taxes asserted by a Taxing authority for which Company has not previously filed a Tax Return; such claims are covered by Section 3.13 and Article VI (including, specifically, Section 6.4(b)).  The provisions of this Section 5.8 shall survive indefinitely and shall not be subject to any “Deductible” or “cap” or other limitation and the defense of any third party claim arising under this Section 5.8(a) shall be as provided in Article VI.  Buyer shall cause the Company to pay the amount, if any, reported as a liability for unpaid Taxes in the Final Net Working Capital when due to the appropriate Tax authority. Buyer shall pay Seller (within ten Business Days of demand for payment of such Taxes by Seller), the amount of any Taxes of the Company that are reported as a liability for unpaid Taxes in the Final Net Working Capital and which are not paid by Company to the appropriate Tax authority when due (including any extensions).

(b)For purposes of this Agreement, in the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of ad valorem Taxes of the Company for the portion of such Straddle Period which ends on the Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of such Straddle Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period, and the amount of any other Taxes of the Company for the portion of a Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books through the Closing Date.

(c)Because the Company is disregarded as separate from Seller for U.S. federal (and, as applicable, state and local) income Tax purposes, the Parties do not expect the Company to be required to file Returns for any of such purposes (but do expect the Company to be required to file Returns for other Tax purposes).  Buyer shall prepare and file all Returns for the Company which relate to any taxable periods which began on or before the Closing Date, and which are required to be filed after the Closing Date.  Prior to filing any such Return, Buyer will permit Seller Rep to review and comment on (but shall not require either Seller’s or Seller Rep’s consent before filing) such Return.

(d)All Returns and books and records of the Company relating to Taxes shall be property of the Company, and Seller and the Shareholders shall return to the Company any such Returns, books and records in their possession.  Seller and Shareholders shall be permitted to make and retain copies of books and records supporting Tax Returns for which the statute of limitations remains open.  Seller and each Shareholder shall make itself or himself reasonably available to answer any questions regarding such Returns, books and records as Buyer may ask following the Closing in connection with the preparation or filing of any other Returns or the defense of any audit or contest concerning Taxes.

(e)All Tax-sharing agreements and similar agreements with respect to or involving the Company shall be terminated as of the Closing and, after the Closing, the Company shall not be bound thereby or have any Liability thereunder.

(f)The Parties acknowledge that, because the Company is disregarded as separate from Seller for U.S. federal (and, as applicable, state and local) income Tax purposes, the sale of the Membership Interests to Buyer will be characterized, for such purposes, as a sale of the assets, subject to the liabilities, of the Company.  Following the Closing, Buyer will, within a reasonable period of time (but, in any event, no later than 120 days following the Closing Date), deliver to Seller Rep a schedule showing the allocation of the Purchase Price, liabilities of the Company and other relevant items among the assets of the Company that are deemed to have been acquired pursuant to the purchase of the Membership Interests (the “Purchase Price Allocation”).  The Purchase Price Allocation will be binding on all of the Parties, and the Parties agree to act (and cause their respective Affiliates to act) in accordance with the Purchase Price Allocation in the preparation, filing and audit of any Tax Return, including IRS Form 8594 or any equivalent statement, and not to take (or permit any of their Affiliates to take) any tax reporting position that is inconsistent with such Purchase Price Allocation; provided that if, as a result of a change in circumstances after the Closing (such as an adjustment to the Purchase Price pursuant to Section 1.5), the Purchase Price is adjusted, then Buyer will file or cause the Company to file, and notify Seller Rep of Buyer’s reallocation of the Purchase Price and require Seller to file, any amended Tax Returns as necessary to properly reflect any such adjustments or reallocations.

(g)Within 30 days after Buyer notifies Seller Rep of the Purchase Price Allocation under Section 5.8(f), Seller Rep shall prepare and deliver (or cause to be prepared and delivered) to Buyer a statement (the “Tax Statement”) setting forth Seller Rep’s calculation of (i) the amount of federal, state and local income Taxes which the Shareholders would have incurred if (after distributing the Excluded Assets) they had sold their stock in Seller for the Purchase Price, and (ii) the additional amount of federal, state and local income Taxes, if any, required to be paid by the Shareholders as a result of Seller’s sale of the Company for the Purchase Price and distribution of the proceeds in liquidation of the Seller (such additional taxes, the “Additional Taxes”).  Seller Rep shall prepare the Tax Statement in a manner consistent with (i) the Purchase Price Allocation, and (ii) the tax basis information set forth on the Company's latest federal income tax return, as the same may be appropriately adjusted for the passage of time from the date of such information (as indicated on such return) through the Closing Date.  The Additional Taxes shall not exceed (A) the difference between the maximum marginal rates of federal, state and local income Tax on ordinary income versus capital gain income for individuals, multiplied by (B) so much of the Seller’s gain on (deemed) sale of the Company’s assets as is characterized as ordinary income in excess of any ordinary income which would have been incurred had the Shareholders sold their stock in Seller, all based on the Purchase Price Allocation.  In the event that, within 21 days of delivery of the Tax Statement, Buyer notifies Seller Rep of Buyer’s disagreement with Seller Rep’s calculation of the Additional Taxes, then Buyer and Seller Rep shall, during the ensuing ten days, negotiate in good faith to resolve such disagreement, failing which they shall submit such disagreement to the Independent Accounting Firm for resolution in accordance with Section 1.6(c), mutatis mutandis.  The decision of the Independent Accounting Firm shall be conclusive and binding on the Parties.  Once the Additional Taxes are finally determined under this Section 5.8(g), Buyer shall pay an amount to an account designated by Seller Rep equal to the Additional Taxes plus an amount (the “Gross-Up Amount”) intended to represent the federal, state and local taxes that will be payable on the Additional Taxes and the Gross-Up Amount, the sum of the foregoing (the “Total Tax Gross-Up”) being computed as (A) the Additional Taxes divided by (B) 0.7461 (which is 1 - 0.2539, where 25.39% is the sum of the maximum marginal rate of federal income Tax on capital gains of 20% plus the maximum marginal rate of state income Tax in Ohio of 5.39%).  As an example of the foregoing, if the Additional Taxes were finally determined to be $1,000,000, the Total Tax Gross-Up would be $1,340,303.  The Total Tax Gross-Up shall be treated as an adjustment to (increase in) the Purchase Price which is (under the so-called “residual method” of Section 1060 of the Code) allocated to goodwill.

5.9Self Insured Health Plan. The Company maintains a self-insured health plan for the benefit of its employees and their covered dependents.  Covered health services provided through Closing, which are not otherwise reimbursable by stop-loss or other excess claims insurance maintained by the Company in connection with the self-insured health plan (“Excess Claims Insurance”), and which were not accrued for in the Estimated Net Working Capital, are the “Sellers’ Claims Liability.”  The Company shall pay all other covered health services claims.  The Final Net Working Capital will include an estimate of the Seller’s Claims Liability, taking into account the actual claims (not reimbursable under Excess Claims Insurance) paid through the date that the Final Net Working Capital is calculated.  The Sellers’ Claim Liability may be positive or negative.  If, within 24 months following determination of the Final Net Working Capital, the Company pays a claim for covered health services provided prior to Closing which is not otherwise reimbursable by Excess Claims Insurance and was not included as a liability for purposes of determining Final Net Working Capital, it shall submit evidence of the claim and payment to Seller and the SJB Shareholders who shall, jointly and severally, reimburse Company within five Business Days.  For purposes of determining whether a claim was reimbursable by Excess Claims Insurance, Company shall apply the deductibles of any such insurance as though the ownership of the Company did not change.

5.10Seller Rep.

(a)Seller and each Shareholder hereby irrevocably appoints Steven J. Berke to act as Seller’s and each such Shareholder’s representative (the “Seller Rep”) under this Agreement and the Transaction Documents and, as such, to act as Seller’s and each such Shareholder’s agent (with full power of substitution) to take any action on Seller’s and each such Shareholder’s behalf with respect to any or all matters relating to this Agreement and/or the Transaction Documents and the Transactions. Steven J. Berke hereby accepts appointment and authorization, to act as the Seller Rep as attorney-in-fact and agent of Seller and each Shareholder. Seller and each Shareholder hereby acknowledges that the appointment of Steven J. Berke as Seller Rep in this Agreement is coupled with an interest and may not be revoked.

(b)In furtherance of the appointment of Seller Rep, Seller and each Shareholder fully and without restriction: (i) agree to be bound by all notices received and agreements and determinations made by and documents executed and delivered by Seller Rep under or in connection with this Agreement and/or any Transaction Document(s) and (ii) authorize Seller Rep to (A) deliver to Buyer all certificates and documents to be delivered to Buyer by Seller or any Shareholder under or in connection with this Agreement and/or any Transaction Document(s) (including any certificates and documents executed by Seller and/or any Shareholder and deposited with Seller Rep for such purpose), (B) dispute or refrain from disputing any claim made by Buyer under or in connection with this Agreement and/or any Transaction Document(s), (C) negotiate and compromise any dispute that may arise under or in connection with this Agreement and/or any Transaction Document(s), (D) pay any amounts due to Buyer under or in connection with this Agreement and/or any Transaction Document(s), (E) exercise or refrain from exercising any remedies available to Seller or any Shareholder under or in connection with this Agreement and/or any Transaction Document(s), (F) agree to and sign any settlements, releases or other documents with respect to any dispute or remedy under this Agreement and/or any Transaction Document(s), (G) amend or waive any conditions and/or terms contained in this Agreement and/or any Transaction Document(s), (H) give such instructions and do such other things and/or refrain from doing such other things as Seller Rep, in his, her or its sole discretion, deems necessary or appropriate to carry out the provisions of this Agreement and/or any Transaction Document(s), (I) receive all amounts payable by Buyer to Seller or any Shareholder under or in connection with this Agreement and/or any Transaction Document(s), (J) give and receive all notices and communications to be given or received under this Agreement and/or any Transaction Document(s) and receive service of process in connection with any claims under this Agreement and/or any Transaction Document(s), including service of process in connection with any litigation and/or (K) do or refrain from doing each and every act and exercise any and all rights which Seller or any Shareholder individually or collectively is permitted or required to do or exercise under this Agreement and/or any Transaction Document(s). All decisions and actions by Seller Rep will be binding upon Seller and the Shareholders, and neither Seller nor any Shareholder will have the right to object, dissent, protest or otherwise contest the same.

(c)Any Buyer Indemnified Party (as defined in Section 6.1) shall be entitled to conclusively and absolutely rely upon any action, instruction, waiver, Consent or decision of the Seller Rep and shall not be obligated to inquire into the authority of Seller Rep.  The Seller Rep may be changed only by written notice delivered to Buyer and executed by Seller and each Shareholder, or the duly authorized representatives thereof.

ARTICLE VI.
INDEMNIFICATION

6.1Indemnification by Seller and the Shareholders. Subject to the terms and conditions set forth in this ARTICLE VI, Seller and each SJB Shareholder, jointly and severally, will defend, indemnify and hold harmless Buyer, the Company and their respective Representatives, shareholders, controlling Persons, successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) from and against any losses, Liabilities, damages, costs, claims, judgments and expenses, including interest, penalties, reasonable attorneys’, consultants’ and experts’ fees and expenses (each, a “Loss” and collectively, the “Losses”), arising out of, resulting from or in connection with any of the following:

(a)any breach of or inaccuracy in any representation or warranty given by the Company, Seller or any Shareholder (including by the LB Trusts) in this Agreement or in any Transaction Document, including, without limitation, those representations and warranties contained in ARTICLE III;

(b)any breach or nonperformance of any covenant or agreement of Seller or any Shareholder (including the LB Trusts) contained in this Agreement or any Transaction Document;

(c)as provided in Section 5.7 or 5.8, certain Taxes;

(d)any Closing Indebtedness or Transaction Expenses not included in, or in excess of, the Reported Third Party Obligations;

(e)all Related Party Accrued Obligations not reflected as a liability in Final Net Working Capital; or

(f)those items set forth on Schedule 6.1.

For clarity, the Company shall have no Obligations under this Section 6.1 and shall not be liable whatsoever in the event of a breach of or inaccuracy in any representation or warranty given by the Company, Seller or any Shareholder in this Agreement or any Transaction Document, including, without limitation, those representations and warranties contained in ARTICLE III; furthermore, the giving of any such representations or warranties by the Company shall not reduce the Obligations of Seller or any Shareholder under this Section 6.1 whatsoever.

For clarity, the LB Trusts shall have no obligations under this Section 6.1 and shall not be liable whatsoever in the event of a breach of or inaccuracy in any representation or warranty given by the Company, Seller or any Shareholder (including the LB Trust) in this Agreement or any Transaction Document, including, without limitation, those representations and warranties contained in ARTICLE III.

6.2Indemnification by Buyer. Buyer will defend, indemnify and hold harmless Seller and each Shareholder and their respective Representatives, successors and permitted assigns from and against all Losses arising out of, resulting from or in connection with any of the following:

(a)any breach of or inaccuracy in any representation or warranty of Buyer contained in this Agreement or any Transaction Document; or

(b)any breach or nonperformance of any covenant or agreement of Buyer contained in this Agreement or any Transaction Document.

6.3Defense of Third Party Claims.

(a)If any Party (the “Indemnified Party”) receives notice of or discovers any third party claim or the commencement of any action by a third party for which one or more other Parties (the “Indemnitor”) is or may be liable under this Agreement (the “Indemnified Claim”), the Indemnified Party will promptly notify the Indemnitor of the Indemnified Claim in writing and will provide the Indemnitor with copies of any pleadings or other documents evidencing such Indemnified Claim.  The failure to give such notice or provide such copies shall not relieve the Indemnitor of any Liability or Obligation under this Agreement or otherwise, except to the extent, and only to the extent, such Indemnitor is materially prejudiced in the defense of such Indemnified Claim as a result of such failure.

(b)The Indemnitor will be entitled to participate in the defense of any Indemnified Claim and to assume control of the defense of the Indemnified Claim with counsel reasonably satisfactory to the Indemnified Party, if and only if, within 10 days of its receipt of notice of an Indemnified Claim, Indemnitor first (i) elects in writing to assume control of the defense, (ii) verifies to the Indemnified Party in writing that the Indemnitor will be fully responsible (with no reservation of any rights) for all Liabilities relating to such Indemnified Claim and that it will provide full indemnification (whether or not otherwise required hereunder) to the Indemnified Party with respect to such Indemnified Claim; and (iii) enters into an agreement with the Indemnified Party in form and substance reasonably satisfactory to the Indemnified Party which agreement unconditionally guarantees the payment and performance of any Liability which may arise with respect to such Indemnified Claim.

(c)Notwithstanding anything to the contrary in Section 6.3(b), the Indemnitor will not be entitled to assume (or maintain) control of the defense of any Indemnified Claim (unless otherwise agreed to in writing by the Indemnified Party), and the Indemnified Party will be entitled to retain (or assert) control of the defense of any Indemnified Claim, and the fees and expenses of counsel retained by the Indemnified Party in relation to any Indemnified Claim will constitute an indemnifiable Loss (along with all other indemnifiable Losses), if (i) the Indemnified Claim relates to or arises in connection with any criminal or quasi-criminal Proceeding; (ii) the Indemnified Party reasonably believes an adverse determination with respect to the Indemnified Claim would be detrimental to or injure the Indemnified Party’s reputation of future business prospects or the Indemnified Claim involves a Material Customer, Material Vendor or an Affiliate of any of them; (iii) the Indemnified Claim seeks an injunction, non-monetary relief or business restriction imposition against the Indemnified Party; (iv) the Indemnitor failed or is failing to vigorously prosecute or defend such Indemnified Claim; (v) the Indemnified Party has been advised by its counsel that there may be legal defenses available to it which are different from or additional to defenses available to the Indemnitor or its Affiliates; (vi) the Indemnified Party believes (and is not provided with adequate evidence to the contrary) that the Indemnitor lacks the financial resources to satisfy any Losses relating to the Indemnified Claim; (vii) the Indemnified Claim seeks money damages, and in the event the Indemnified Claim were to be decided adversely to Indemnified Party, such a decision would reasonably be expected to result in Losses for which Indemnified Party would be responsible for a greater portion of the Losses related to such Indemnified Claim than Indemnitor (taking into account the limitations set forth in Section 6.4 and the amount of other Losses to which Indemnified Party may be entitled pursuant to pending or resolved claims for indemnification under this ARTICLE VI); or (viii) the Indemnitor is Seller and/or the Shareholders, the Indemnified Claim is a claim for Taxes, and either (A) such Taxes relate to a Straddle Period or (B) the outcome of the defense or contest of such Indemnified Claim may materially and adversely affect the Tax liability of the Company, Buyer or any Affiliate of any of them for any period ending after the Closing Date.

(d)After duly and timely delivered written notice from the Indemnitor to the Indemnified Party of an election to assume control of the defense of an Indemnified Claim of which it is entitled to assume the control of the defense pursuant to this Section 6.3, the Indemnitor will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense of the Indemnified Claim, except that the fees and expenses of counsel retained by the Indemnified Party in relation to an Indemnified Claim will constitute an indemnifiable Loss if such fees and expenses are (i) incurred at the Indemnitor’s request or to employ counsel specifically authorized by the Indemnitor, (ii) incurred under any of the circumstances described in Section 6.3(c)(i) to Section 6.3(c)(vi) or (iii) incurred in connection with any Indemnified Claim at any time during which the Indemnitor does not control the defense. In any event, the Indemnified Party will have the right to participate in the defense of any other Indemnified Claim at its own expense.

(e)The Indemnitor may settle or compromise any Indemnified Claim of which it has validly assumed the control of the defense pursuant to this Section 6.3, but no such settlement or compromise may be effected without the Indemnified Party’s consent, which will not be unreasonably withheld; provided, however, that the Indemnified Party’s consent will not be required if (i) such settlement (A) is for monetary payment only (all of which is the sole responsibility of the Indemnitor), (B) expressly and unconditionally releases the Indemnified Party from all Liabilities with respect to such Indemnified Claim, without condition or prejudice, and (C) does not provide for any injunctive relief or other restrictions on any Indemnified Party’s business with which any Indemnified Party is required to comply; and (ii) there is no finding or admission of any violation of Law or the rights of any Person or any other wrongdoing.

(f)The Indemnified Party will not concede, settle or compromise any Indemnified Claim of which the Indemnitor is entitled to assume the control of the defense pursuant to this Section 6.3 unless (i) the Indemnitor has provided its prior written consent (which consent will not be unreasonably withheld, conditioned or delayed and will be deemed given if not given or refused within 10 Business Days from such consent being requested in writing); (ii) the Indemnitor has failed or declined or is failing to assist the Indemnified Party in the defense of such Indemnified Claim as reasonably requested by the Indemnified Party or to vigorously prosecute or defend such Indemnified Claim; or (iii) the Indemnified Party has notified the Indemnitor of the Indemnified Claim in writing and the Indemnitor has not assumed the control of the defense pursuant to this Section 6.3 within 10 Business Days of its receipt of such notice.

(g)Notwithstanding anything to the contrary in this Section 6.3, all elections, determinations and other rights expressed to be held, made or exercised by any Buyer Indemnified Party under this Section 6.3 will be held and, if Buyer so elects, made or exercised by Buyer.

6.4Limitation of Liability.

(a)Subject to Section 6.4(d), Seller and SJB Shareholders will not have any Liability pursuant to Section 6.1(a), unless and until the aggregate amount of Losses for which the Buyer Indemnified Parties would otherwise be entitled to indemnification exceeds $650,000 (the “Deductible”), after which point Seller and the SJB Shareholders, jointly and severally, will be liable for all of such Losses in excess of the Deductible (subject to the Cap).

(b)In the case of any Loss which pertains to:

(i)State or local Taxes in a jurisdiction where Company has not previously filed a Return; and where, after the Closing, the Company has initiated the filing of a Return for a pre-Closing period in the absence of a contact by the jurisdiction regarding the tax; or

(ii)A filing of a medical product registration in a jurisdiction where the Company is presently selling the product, if Berke, based on the advice of a knowledgeable legal consultant, reasonably disagrees with the Company’s determination that the registration is required; and such registration was not commenced in response to an inquiry from a Governmental Entity with jurisdiction over product registration;

then the Seller’s and SJB Shareholders’ liability for the Loss shall be limited to 20% of the Loss and, in calculating whether the Deductible has been met, only 20% of the Loss shall be counted.

(c)Subject to Section 6.4(d), in no event will the aggregate Liability of Seller and SJB Shareholders for Losses under Section 6.1(a), exceed the Purchase Price (the “Cap”).

(d)Notwithstanding anything to the contrary contained in this Agreement, the Deductible and Cap shall not apply to any claims arising out of, resulting from or in connection with the breach of, or inaccuracy in, any the representations and warranties set forth in Sections 3.1 (Organization; Power), 3.2 (Capitalization), 3.3 (Subsidiaries), 3.4 (Authority Relative to this Agreement; Solvency), 3.17 (Title to Properties) or 3.27 (Brokers and Finders) (collectively, the “Special Representations and Warranties”), or Section 3.13 (Taxes) (the “Tax Representations and Warranties”).

(e)Notwithstanding anything to the contrary in this Agreement (including this Section 6.4(e)), nothing herein shall limit or restrict any of the Indemnified Parties’ right to maintain or recover any amounts in connection with any action or claim based upon fraud or criminal or intentional misconduct.

6.5Survival.

(a)Each of the representations and warranties set forth in this Agreement will survive the Closing until the date that is 24 months after the Closing Date; provided, however, that (i) the Special Representations and Warranties shall survive indefinitely; and (ii) the Tax Representations and Warranties shall survive until the expiration of the applicable statute of limitations, except that, in the case of state or local Tax jurisdictions in which Company does not believe it is required to file a Return and for which no Return has been filed, expiration shall occur 60 months after the Closing Date (the applicable date until which the representations and warranties survive is referred to in this Agreement as the “Representation Survival Date”).  No claim arising out of, resulting from or in connection with the breach of any representation or warranty contained in this Agreement may be made by any Party unless notice of such claim is given to the applicable Party prior to the applicable Representation Survival Date.

(b)Each of the covenants set forth in this Agreement will survive the Closing in accordance with its terms.

(c)Notwithstanding anything in this Agreement to the contrary, the rights and remedies under this ARTICLE VI with respect to any claim (including, without limitation, recovery of Losses in respect thereof) for which notice has been given prior to the applicable Representation Survival Date will survive until such claim has been resolved.

6.6No Circular Recovery. Neither Seller nor any Shareholder will make any claim for indemnification against the Company by reason of the fact that it or he was, prior to the Closing, an Affiliate or Representative of the Company or was, prior to the Closing, serving as such at the request of the Company (whether such claim is pursuant to any Law, Organizational Document, contract or otherwise) with respect to any claim brought by any Buyer Indemnified Party against Seller or any Shareholder relating to this Agreement, any Transaction Document or any of the Transactions; furthermore, each of Seller and each Shareholder expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against any Buyer Indemnified Party with respect to any claim brought against Seller or any Shareholder and covered by this ARTICLE VI.

6.7Tax Treatment of Indemnification Payments. Any indemnification payments made under this ARTICLE VI or pursuant to any other section of this Agreement (including under Section 5.8) shall be deemed adjustments to the Purchase Price for all Tax purposes, except as otherwise required by Law, and each Party shall report any such payment(s) accordingly.

ARTICLE VII.
MISCELLANEOUS PROVISIONS

7.1Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.  Unless the context otherwise requires, references in this Agreement: (i) to Articles, Sections and Schedules mean the Articles and Sections of, and the Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement is being entered into between competent Persons, who are experienced in business and represented by counsel, and has been reviewed by the Parties and their counsel; therefore, this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

7.2Amendment and Modification.  No amendment or modification or addition to this Agreement will be valid or effective unless the same is in writing and signed by Buyer and Seller Rep.  No consent of any other Person shall be required for any such amendment, modification or addition.

7.3Extension; Waiver. The Party entitled to the benefit of any respective term or provision of this Agreement may (a) extend the time for the performance of any of the Obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Parties contained in this Agreement or (c) waive compliance with any Obligation of the other Parties contained in this Agreement. Any agreement with regard to any such extension or waiver will be valid only if set forth in a writing signed by the Party granting such extension or waiver. A waiver or failure to enforce any of the terms or provisions of this Agreement will not in any way affect, limit or waive any Party’s rights at any time to enforce strict compliance thereafter with such term and every other term and provision of this Agreement.

7.4Entire Agreement; Assignment. This Agreement and the Transaction Documents constitute the exclusive, final and entire agreement among the Parties with regard to the subject matter hereof and thereof and supersede all other contemporaneous and prior agreements or understandings, whether written or oral, express or implied, among the Parties with regard to the subject matter hereof and thereof including, without limitation, that non-binding letter of intent, dated March 2, 2016, made by Buyer to the Company.  All Schedules referred to in this Agreement are specifically incorporated into this Agreement by reference. Terms used and not otherwise defined in any Transaction Document or the Schedules to this Agreement will have the meanings given to them in this Agreement.  Neither this Agreement nor any Transaction Document may be assigned by operation of law or otherwise by any Party without the prior written consent of the other Parties, except that Buyer shall be permitted to (a) assign this Agreement or any Transaction Document and/or any of its rights hereunder or thereunder to any of its Affiliates, provided, that, no such assignment shall relieve Buyer of its obligations hereunder.  This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

7.5Severability.  The provisions of this Agreement will be deemed severable, and if any provision of this Agreement is determined to be illegal or invalid under applicable Law, such provision shall be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding.  If any provision of this Agreement is determined to be illegal or invalid in its entirety, such illegality or invalidity will have no effect on the other provisions of this Agreement, which will remain valid, operative and enforceable.

7.6Notices.  Any notice or other communication required or permitted to be given hereunder will be sufficient if it is in writing, sent to the applicable address set forth below (or as otherwise specified by any Party by notice to the other Parties in accordance with this Section 7.6) and delivered personally, mailed by certified or registered first-class mail or sent by recognized overnight courier, postage prepaid, or sent by electronic mail, and will be deemed given (i) when so delivered personally, (ii) if mailed by certified or registered first-class mail, three days after the date of mailing, (iii) if sent by electronic mail with confirmation of receipt thereof, on the first Business Day after such notice or communication was sent to the recipient, or (iv) if sent by recognized overnight courier, one Business Day after the date of sending.

(a)	If to Seller Rep, Seller or any Shareholder, to: Steven J. Berke 3707 Carpenters Creek Cincinnati, Ohio 45241 E-mail: sjberke@cszinc.com	(b)	If to Buyer, to: Gentherm Incorporated 21680 Haggerty Rd. Northville, Michigan 48167 Attn: Kenneth J. Philips, General Counsel E-mail: ken.phillips@gentherm.com with a mandatory copy (which shall not constitute notice) to: Cohen Todd Kite & Stanford, LLC 250 East Fifth Street - Suite 2350 Cincinnati, Ohio 45202 Attn: Marc W. Rubin E-mail: mrubin@ctks.com with a mandatory copy (which shall not constitute notice) to:

Gentherm Incorporated

21680 Haggerty Rd.

Northville, Michigan 48167

Attn: Barry G. Steele, Chief Financial Officer

E-mail: barry.steele@gentherm.com

7.7Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)This Agreement, its construction and the determination of any contractual or non-contractual rights, duties or remedies of the Parties arising out of or relating to this Agreement will be governed by, enforced under and construed in accordance with the Laws of the State of Ohio, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws.

(b)Any Proceeding arising out of or relating to this Agreement or the Transaction Documents may be instituted in the federal courts of the United States of America, or the courts of the State of Ohio, in each case located in the State of Ohio, and each Party irrevocably submits to the non-exclusive jurisdiction of such courts in any such Proceeding. Service of process, summons, notice or other document by mail to such Party’s address set forth in this Agreement shall be effective service of process for any Proceeding brought in any such court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any Proceeding in such court and agree not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum.

(c)EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.

7.8Publicity.  No Party shall, nor shall permit any of his or its Representatives to, disclose or give notice to any third party of, or otherwise make any public statement or release concerning, this Agreement or any of the Transactions, except for such written information as has been approved in advance in writing as to form and content by Buyer and Seller Rep, which approval will not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, the Parties will be permitted to disclose the terms of this Agreement and the Transactions as required to be disclosed by order of any Governmental Entity, by subpoena, summons or legal process (after giving each other Party notice thereof and an opportunity to object to such subpoena, summons or legal process), by Law (including the Securities Exchange Act of 1934, as amended) or, in the case of Buyer, under the rules of any stock exchange on which Buyer’s securities are listed.

7.9Expenses.  Each Party’s expenses in connection with the negotiation, execution and performance of this Agreement, the Transactions and all things required to be done in connection with this Agreement, including attorneys’ fees and accounting fees, shall be borne by such Party.

7.10Specific Performance.  The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

7.11Parties. With the exception of the Parties and, only with respect to the indemnifications provided in this Agreement, those Persons expressly entitled to indemnification hereunder, there exists no right of any Person to claim a beneficial interest in this Agreement or any rights occurring by virtue of this Agreement.

7.12Execution.  This Agreement may be executed by the Parties in counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. This Agreement may be executed and delivered by facsimile, .PDF or other electronic transmission and shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Membership Interest Purchase Agreement to be executed and delivered as of the date first above written.

BUYER:

GENTHERM INCORPORATED

By:	/s/ Daniel R. Coker
Name: Daniel R. Coker
Title: President and Chief Executive Officer

COMPANY:

CINCINNATI SUB-ZERO PRODUCTS, LLC

By:	/s/ Steven J. Berke
Name: Steven J. Berke
Title: Director

By:	/s/ Eileen Berke
Name: Eileen Berke
Title: Director

SELLER:

CSZ HOLDINGS, INC.

By:	/s/ Steven J. Berke
Name: Steven J. Berke
Title: President

[Signature Page to Membership Interest Purchase Agreement]

SHAREHOLDERS:

THE LEONARD BERKE Q-TIP TRUST

By:	/s/ Eileen Berke
Name: Eileen Berke
Title: Trustee

THE LEONARD BERKE EXEMPT Q-TIP TRUST

By:	/s/ Eileen Berke
Name: Eileen Berke
Title: Trustee

THE LEONARD BERKE CREDIT SHELTER TRUST

By:	/s/ Eileen Berke
Name: Eileen Berke
Title: Trustee

CINCINNATI SUB-ZERO TRUST F/B/O STEVEN BERKE DTD 5/20/1999

By:	/s/ Steven J. Berke
Name: Steven J. Berke
Title: Trustee

[Signature Page to Membership Interest Purchase Agreement]